Exhibit 10.2
AMENDMENT NO. 1
AMENDMENT NO. 1 dated as of December 31, 2021 (this “Amendment”) among Comcast Corporation, a Pennsylvania corporation (the “Company”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below).
RECITALS:
WHEREAS, the Company is party to that certain Credit Agreement dated as of March 30, 2021, by and among the Company, the lenders from time to time party thereto (the “Lenders”) and JPMCB, as administrative agent for the Lenders (the “Existing Credit Agreement” and as amended by this Amendment and as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”);
WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Existing Credit Agreement denominated in Sterling (the “Affected Currency”) incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Existing Credit Agreement; and
WHEREAS, the Administrative Agent, in consultation with the Company, has elected to enter into a Benchmark Replacement Conforming Changes amendment with respect to the Affected Currency and pursuant to Section 3.03(d) of the Existing Credit Agreement, the Administrative Agent and the Company have determined in accordance with the Existing Credit Agreement that LIBOR for the Affected Currency should be replaced with the applicable Benchmark Replacement for all purposes under the Credit Agreement and any Loan Document.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Amendments to the Existing Credit Agreement. Effective as of the Amendment No. 1 Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex A hereto.
SECTION 2. Conditions Precedent to Effectiveness of the Amendment. This Amendment shall become effective as of the first date (the “Amendment No. 1 Effective Date”) that the following conditions precedent are satisfied:
(a)Amendment. This Amendment shall have been executed and delivered by the Company and the Administrative Agent.
(b)Fees. The Administrative Agent shall have received, to the extent invoiced two (2) Business Days prior to the Amendment No, 1 Effective Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Amendment No. 1 Effective Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

The Administrative Agent shall notify the Company and the Lenders of the Amendment No. 1 Effective Date upon the occurrence thereof, and such notice and the effectiveness of this Amendment and the Credit Agreement shall be conclusive and binding upon all of the Lenders and all of the other parties to the Loan Documents and each of their successors and assigns; provided that, failure to give any such notice shall not affect the effectiveness, validity or enforceability of this Amendment and the Credit Agreement.
SECTION 3. Reference to and Effect on the Existing Credit Agreement and the other Loan Documents.
(a)On and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment. The Existing Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(b)Other than as specifically provided herein or in the Credit Agreement, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under the Existing Credit Agreement or any other Loan Document or of any other term or condition of the Existing Credit Agreement or any other Loan Document nor shall the entering into of this Amendment preclude the Lenders from refusing to enter into any further waivers or amendments with respect to the Existing Credit Agreement. This Amendment shall not constitute a novation of the Existing Credit Agreement or any of the Loan Documents. This Amendment shall be a Loan Document for all purposes under the Credit Agreement and the other Loan Documents.
SECTION 4. Acknowledgments. The Company hereby acknowledges that it has read this Amendment and consents to its terms, and further hereby affirms, confirms, represents, warrants and agrees that notwithstanding the effectiveness of this Amendment, the obligations of the Company under each of the Loan Documents shall not be impaired and each of the Loan Documents is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
SECTION 5. Execution in Counterparts. This Amendment may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or electronic mail that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State
2

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 6. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.
(a)This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state; and
(b)The jurisdiction and waiver of right to trial by jury provisions in Sections 10.22 and 10.23 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.
SECTION 7. Amendment; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Company, the other Loan Parties and the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. Notices. All notices hereunder shall be given in accordance with the provisions of Section 10.02(a) of the Credit Agreement.
[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
COMPANY:

COMCAST CORPORATION, a Pennsylvania corporation

By:	/s/ Elizabeth Wideman
	Name:	Elizabeth Wideman
	Title:	Senior Vice President, Senior Deputy General Counsel and Assistant Secretary
[Signature Page to Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:    /s/ Ryan Zimmerman
    Name:    Ryan Zimmerman
    Title:    Vice President
[Signature Page to Amendment No. 1]

ANNEX A
Amended Credit Agreement
[See attached.]

~~Execution Version~~Annex A
_____________________________________________________________________________________
CREDIT AGREEMENT
(as amended by Amendment No. 1, dated December 31, 2021)
among
COMCAST CORPORATION
The Financial Institutions Party Hereto
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
CITIBANK, N.A.,
as Syndication Agent
and
BANK OF AMERICA, N.A.,
MIZUHO BANK, LTD.,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

Dated as of March 30, 2021
_____________________________________________________________________________________

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
BOFA SECURITIES, INC.,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
WELLS FARGO SECURITIES, LLC and
MIZUHO BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Use of Certain Terms.	31
1.03 Accounting Terms	31
1.04 Rounding	32
1.05 Exhibits and Schedules	32
1.06 References to Agreements and Laws	32
1.07 Pro Forma Calculations	32
1.08 Interest Rates; LIBOR Notification.	33
SECTION 2 THE REVOLVING COMMITMENTS AND EXTENSIONS OF CREDIT	34
2.01 Amount and Terms of Revolving Commitments	34
2.02 Procedure for Revolving Loan Borrowings	35
2.03 Letters of Credit	35
2.04 Competitive Bid Procedure	40
2.05 Reduction or Termination of Revolving Commitments	41
2.06 Prepayments	41
2.07 Documentation of Loans	42
2.08 Continuation and Conversion Option	43
2.09 Interest	43
2.10 Fees	44
2.11 Computation of Interest and Fees	44
2.12 Making Payments	44
2.13 Funding Sources	45
2.14 Defaulting Lenders	45
2.15 Currency Equivalents	47
SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY	47
3.01 Taxes	47
3.02 Illegality	48
3.03 Alternate Rate of Interest	49
3.04 Increased Cost and Reduced Return; Capital Adequacy	52
3.05 Breakfunding Costs	53
3.06 Matters Applicable to all Requests for Compensation	53
3.07 Survival	54
SECTION 4 CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT	54
4.01 Conditions Precedent to Effective Date	54
4.02 Conditions to all Extensions of Credit	55
SECTION 5 REPRESENTATIONS AND WARRANTIES	56
5.01 Existence and Qualification; Power; Compliance with Laws	56
i

        Page

5.02 Power; Authorization; Enforceable Obligations	56
5.03 No Legal Bar	56
5.04 Financial Statements; No Material Adverse Effect	56
5.05 Litigation	56
5.06 Use of Proceeds	56
5.07 Anti-Corruption Laws and Sanctions	56
5.08 ERISA.	57
SECTION 6 AFFIRMATIVE COVENANTS	57
6.01 Financial Statements	57
6.02 Certificates, Notices and Other Information	57
6.03 Payment of Taxes	58
6.04 Preservation of Existence	58
6.05 Compliance With Laws	58
6.06 Inspection Rights	58
6.07 Keeping of Records and Books of Account	58
6.08 Designation of Unrestricted Subsidiaries	58
6.09 [Reserved]	59
6.10 Guarantors	59
SECTION 7 NEGATIVE COVENANTS	59
7.01 Liens	59
7.02 Non-Guarantor Subsidiary Indebtedness	60
7.03 Fundamental Changes	60
7.04 Anti-Corruption Laws and Sanctions	61
7.05 Financial Covenant	61
SECTION 8 EVENTS OF DEFAULT AND REMEDIES	61
8.01 Events of Default	61
8.02 Remedies Upon Event of Default	62
SECTION 9 THE AGENTS	64
9.01 Appointment	64
9.02 Delegation of Duties	64
9.03 Exculpatory Provisions	64
9.04 Reliance by Administrative Agent	64
9.05 Notice of Default	65
9.06 Acknowledgements of Lenders and Issuing Lenders	65
9.07 Indemnification	67
9.08 Agent in Its Individual Capacity	67
9.09 Successor Administrative Agent	67
9.10 Co-Documentation Agents and Syndication Agent	68
9.11 Certain ERISA Matters.	68
SECTION 10 MISCELLANEOUS	69
10.01 Amendments; Consents	69

        Page

10.02 Requisite Notice; Electronic Communications	70
10.03 Attorney Costs and Expenses	72
10.04 Binding Effect; Assignment	72
10.05 Set-off	74
10.06 Sharing of Payments	74
10.07 No Waiver; Cumulative Remedies	75
10.08 Usury	75
10.09 Counterparts	75
10.10 Integration	76
10.11 Nature of Lenders’ Obligations	76
10.12 Survival of Representations and Warranties	76
10.13 Indemnity by Borrower	76
10.14 Nonliability of Lenders	77
10.15 No Third Parties Benefitted	77
10.16 Severability	78
10.17 Confidentiality	78
10.18 Headings	78
10.19 Time of the Essence	78
10.20 Status of Lenders	79
10.21 Removal and Replacement of Lenders	80
10.22 Governing Law; Submission to Jurisdiction; Waivers	80
10.23 Waiver of Right to Trial by Jury	81
10.24 USA PATRIOT Act	81
10.25 Judgment Currency	81
10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	82
10.27 Acknowledgement Regarding Any Supported QFCs	82

EXHIBITS
A    Form of Guarantee Agreement
B    Form of Request for Extension of Credit
C    Form of Compliance Certificate
D    Form of Assignment and Assumption
E-1    Form of New Lender Supplement
E-2    Form of Increased Revolving Commitment Activation Notice
F    Form of U.S. Tax Compliance Certificate
SCHEDULES
2.01    Revolving Commitments
2.03    Letter of Credit Commitments; Issuers of Existing Letters of Credit
6.08    Unrestricted Subsidiaries
10.02    Addresses for Notices

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of March 30, 2021, by and among COMCAST CORPORATION, a Pennsylvania corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
WHEREAS, Borrower has requested that the Lenders, the Issuing Lenders and Administrative Agent provide the Revolving Facility (as defined below), and the Lenders, the Issuing Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:
SECTION 1

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means (a) any purchase or other acquisition of assets or series of related purchases or other acquisitions of assets by Borrower or any Restricted Subsidiary (including by way of asset or stock purchase, swap or merger) other than from Borrower or any Restricted Subsidiary or (b) the designation by Borrower of an Unrestricted Subsidiary as a Restricted Subsidiary.
“Acquisition Debt” means any Indebtedness of Borrower or any of its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of the applicable Material Acquisition) that has been issued for the purpose of financing, in whole or in part, any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof and any related transactions or series of related transactions in respect of any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to Borrower and its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation thereof or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of Borrower and its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).
“Adjusted Daily Simple SONIA Rate” means, with respect to any Floating Rate Borrowing denominated in Sterling, an interest rate per annum equal to (a) Daily Simple SONIA, plus (b)

0.0326%; provided that if the Adjusted Daily Simple SONIA Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Floating Rate Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted LIBO Rate” means, with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~ for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted TIBOR Rate” means, with respect to any Floating Rate Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted under the Loan Documents; provided that for purposes of Borrowings, Continuations or Conversions denominated in Canadian Dollars, Euros, Sterling or Yen, Administrative Agent shall be J.P. Morgan Europe Limited.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as Administrative Agent has designated by written notice to Borrower and Lenders.
“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent (with a copy to Borrower) duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under direct or indirect common Control with, such Person.
“Agents” means the collective reference to Administrative Agent, Syndication Agent and Co-Documentation Agents.
“Agent Parties” has the meaning set forth in Section 10.02(e)(ii).
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Outstanding Revolving Obligations.
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreed Currencies” means Dollars and each Alternative Currency.
“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Agreement Currency” has the meaning set forth in Section 10.25(b).
“Alternative Currency” means (x) with respect to any Letter of Credit, (a) Euros, (b) Yen, (c) Sterling, (d) Canadian Dollars and (e) any currency other than Dollars, Euros, Yen, Sterling, or Canadian Dollars in which an Issuing Lender is willing to issue a Letter of Credit and (y) with respect to any Loan, (a) Euros, (b) Yen, (c) Sterling, (d) Canadian Dollars and (e) any currency other than Dollars, Euros, Yen, Sterling, or Canadian Dollars in which each Lender has agreed to make Loans.
“Ancillary Documents” has the meaning set forth in Section 10.09(b).
“Annualized EBITDA” means, at any date of determination, EBITDA for the two (2) fiscal quarter periods then most recently ended times two (2).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Amount” means the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Base Rate	Floating Rate / Letters of Credit

1	≥A+/A1	5.0	0.0	62.5
2	A/A2	7.0	0.0	75.0
3	A-/A3	8.0	0.0	100.0
4	BBB+/Baa1	10.0	12.5	112.5
5	≤BBB/Baa2	12.5	25.0	125.0

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Borrower’s senior unsecured non-credit-enhanced long-term Indebtedness for borrowed money (the “Subject Debt”); provided that, solely for purposes of determining the Applicable Amount, if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any Debt Ratings or changes thereto. Any change in the Applicable Amount shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Amount. If the rating system of S&P or Moody’s shall change, Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of Required Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the Subject Debt, then (x) if such rating agency has ceased to issue debt ratings generally, or if Borrower has used commercially reasonable efforts to maintain ratings from both S&P and Moody’s, the Debt Rating shall be deemed to be the Remaining Debt Rating and (y) otherwise, the Debt Rating shall be deemed to be one Pricing Level below the Remaining Debt Rating. If and for so long as both S&P and Moody’s have ceased to rate the Subject Debt, then (x) if S&P and Moody’s have ceased to issue debt ratings generally, the Debt Rating shall be the Debt Rating most recently in effect prior to such event and (y) otherwise, the Debt Rating will be the Debt Rating at Pricing Level 5. For the purpose of the foregoing, “Remaining Debt Rating” means, at any time that one of S&P or Moody’s, but not both, is rating the Subject Debt, the rating assigned by such rating agency from time to time.
“Applicable Payment Date” means, (a) as to any Floating Rate Loan (other than a Floating SONIA Rate Loan), the last day of the relevant Interest Period, any date that such Loan is prepaid or Converted in whole or in part and the maturity date of such Loan; provided, however, that if any Interest Period for a Floating Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; (b) as to any Floating SONIA Rate Loan, (i) each date that is on the numerically corresponding day in each calendar month that is three months after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (ii) any date that such Loan is prepaid or Converted in whole or in part and (iii) the maturity date of such Loan; (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Applicable Payment Dates with respect to such Borrowing; and (~~c~~d) as to any other Obligations, the last Business Day of each calendar quarter and the maturity date of such Obligation, except as otherwise provided herein.
“Applicable Time” means New York time.
“Asset Monetization Transactions” has the meaning set forth in the definition of Consolidated Total Indebtedness.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or, to the extent applicable, an agreement (in form and substance reasonably acceptable to the Borrower) incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Administrative Agent and the parties to the Assignment and Assumption are participants.
“Attorney Costs” means the reasonable and documented fees and disbursements of a law firm or other external counsel.
“Attributable Indebtedness” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) or the Attributable Indebtedness determined assuming no such termination.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.03.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest based upon the Base Rate.
“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, a Term ESTR Transition Event, a Term TONA Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.03.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Other Agreed Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:
(1)
(A) in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment,
(B) ~~in the case of any Loan denominated in Sterling, the sum of (a) Daily Simple SONIA and (b) the related Benchmark Replacement Adjustment,~~[reserved],
(C) in the case of any Loan denominated in Euros, the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment, and
(D) in the case of any Loan denominated in Yen, the sum of (a) Term TONA and (b) the related Benchmark Replacement Adjustment;
(2)
(A) in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment,
(B) [reserved],
(C) in the case of any Loan denominated in Euros, the sum of (a) Daily Simple ESTR and (b) the related Benchmark Replacement Adjustment, and
(D) in the case of any Loan denominated in Yen, the sum of (a) Daily Simple TONA and (b) the related Benchmark Replacement Adjustment; and

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1)(A), (1)(C) or (1)(D), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, (x) with respect to a Loan denominated in Dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1)(A) of this definition (subject to the preceding proviso), (y) with respect to a Loan denominated in Euros, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term ESTR Transition Event, and the delivery of a Term ESTR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1)(C) of this definition (subject to the preceding proviso) and (z) with respect to a Loan denominated in Yen, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term TONA Transition Event, and the delivery of a Term TONA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term TONA and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1)(D) of this definition (subject to the preceding proviso).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) each Benchmark Replacement Adjustment shall be determined by the Administrative Agent in consultation with the Borrower.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “~~Alternate~~ Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary (in consultation with the Borrower) in connection with the administration of this Agreement and the other Loan Documents, so long as consistent with the treatment of similar syndicated credit facilities denominated in the applicable Agreed Currency at such time for investment-grade companies similar to the Borrower in respect of which the Administrative Agent acts as administrative agent).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3) in the case of a Term SOFR Transition Event, a Term ESTR Transition Event or a Term TONA Transition Event, as applicable, the date that is thirty (30) days after the date a Term SOFR Notice, a Term ESTR Notice or a Term TONA Notice, as applicable, is provided to the Lenders and the Borrower pursuant to Section 3.03(c); or
(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark only upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BLR Group” means: (i) Brian L. Roberts (“BLR”); (ii) his wife; (iii) a lineal descendant of BLR; (iv) the estate of BLR; (v) any trust of which at least one of the trustees is any one or more of BLR, his wife and his lineal descendants, or the principal beneficiaries of which are any one or more of BLR, his wife and his lineal descendants; (vi) any Person which is Controlled by any one or more of the foregoing; and (vii) any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of which any of the foregoing is a member.
“Borrower” (a) initially has the meaning set forth in the introductory paragraph hereto and (b) following the consummation of a transaction that results in a Successor Entity, shall mean such Successor Entity.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, and, if the applicable Business Day relates to a Floating Rate Loan, any such day on which dealings are carried out in the applicable offshore Dollar market; provided that the term “Business Day”, when used in connection with (i) any Floating Rate Loan (or Base Rate Loan the rate of which is based on the Adjusted LIBO Rate), shall also exclude any day on which banks are not open for dealings in Dollar, Euro or Sterling deposits in the London interbank market, (ii) any Loan denominated in Euros shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed, (iii) any Loan denominated in Sterling shall also exclude any day on which commercial banks in London are authorized or required by law to remain closed, (iv) any Loan denominated in Yen shall also exclude any day on which commercial banks in Tokyo, Japan are authorized or required by law to remain closed and (v) any Loan denominated in Canadian Dollars shall also exclude any day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed.
“Cable Subsidiary” means a Subsidiary of Borrower (a) that operates a cable communications business or (b) whose sole purpose is to directly or indirectly own or hold an investment in another Person that operates a cable communications business.
“Canadian Dollar” and “C$” means lawful money of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.
“CBR Loan” shall mean a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” shall mean the Applicable Amount applicable to such Loan that is replaced by a CBR Loan.
“CDOR Screen Rate” means, with respect to any Floating Rate Borrowing denominated in Canadian Dollars for any Interest Period, on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Central Bank Rate” shall mean, for any Loan denominated in Sterling, (i) the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, plus (ii) the applicable Central Bank Rate Adjustment; provided that, if the Central Bank Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Central Bank Rate Adjustment” shall mean, for any day, for any Loan denominated in, Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent SONIA Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last SONIA Business Day in such period. For purposes of this definition, the term Central Bank Rate shall be determined disregarding the proviso in the definition of such term.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, as in effect on the date hereof), other than the BLR Group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were not directors of Borrower on the date of this Agreement or nominated or appointed or approved by the board of directors of Borrower (or by the Nominating Committee of such board).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means, collectively, Bank of America, N.A., Mizuho Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank Ltd.) and Wells Fargo Bank, National Association.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 10.02(e), including through an Electronic System.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by Borrower for Competitive Bids in accordance with Section 2.04.
“Competitive Borrowing” means a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.
“Competitive Loan” means a Loan made pursuant to Section 2.04.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C, properly completed and signed by a Responsible Officer of Borrower.
“Consolidated Net Worth” means, as of any date of determination, the stockholders’ equity or members’ capital of the Borrower and its consolidated Subsidiaries, as reflected on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries and prepared in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the total Indebtedness for borrowed money of Borrower and its Restricted Subsidiaries and Guaranty Obligations of Borrower and its Restricted Subsidiaries in respect of Indebtedness for borrowed money, determined on a consolidated basis in accordance with GAAP, but excluding, to the extent constituting Indebtedness for borrowed money or Guaranty Obligations in respect of Indebtedness for borrowed money, Indebtedness of Borrower and its Restricted Subsidiaries arising from any asset monetization transactions which are recourse only to the assets so monetized (collectively, “Asset Monetization Transactions”).
“Continuation” and “Continue” mean, with respect to any Floating Rate Loan (other than a Floating SONIA Rate Loan), the continuation of such Floating Rate Loan as a Floating Rate Loan on the last day of the Interest Period for such Loan.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another Type of Loan.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.27.
“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion with the consent of the Borrower.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion with the consent of the Borrower.
“Daily Simple SONIA” means, for any day~~;~~ (a “SONIA~~, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for~~

~~determining “Daily Simple SONIA” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion with the consent of the Borrower.~~ Interest Day”), an interest rate per annum equal to the SONIA Rate for the day that is five Business Days prior to (a) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (b) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day.
“Daily Simple TONA” means, for any day, TONA, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple TONA” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion with the consent of the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.
“Debt Rating” has the meaning set forth in the definition of Applicable Amount.
“Declining Lender” has the meaning set forth in Section 2.01(e).
“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.09(a) or (ii) in the case of any other overdue amount, 2% per annum plus the rate applicable to Base Rate Loans, in each case to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within three Business Days of the date on which it shall have been required to fund the same (or, in the case of any Borrowing on the Effective Date, on the Effective Date), (b) notified Borrower, Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by Administrative Agent (which request shall, in any event, be made promptly upon request by Borrower), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by Administrative Agent, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) been (or has a parent company, including any intermediate parent company, that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a Bail-in Action or a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company, including any intermediate parent company, that has become the subject of a Bail-in Action or a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Bail-in Action or bankruptcy proceeding or appointment, unless in the case of any Lender referred to in this clause (e) Borrower, Administrative Agent and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (f) has otherwise become a “defaulting” lender generally in credit agreements to which it is a party (as reasonably determined by Administrative Agent in consultation with Borrower). For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.
“Disposition” means (a) any sale, transfer or other disposition of assets or series of sales, transfers or other disposition of assets by Borrower or any Restricted Subsidiary (including by way of asset or stock sale, swap or merger) other than to Borrower or any Restricted Subsidiary or (b) the designation by Borrower of a Restricted Subsidiary as an Unrestricted Subsidiary.
“Dollar” and “$” means lawful money of the United States of America.
“Dollar Amount” means, at any time, for any amount, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.15.
“Early Opt-in Election” means, with respect to any Agreed Currency, the occurrence of:
(1)     a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities for investment grade companies denominated in the applicable Agreed Currency at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the Relevant Rate (and such syndicated credit facilities for investment grade companies are identified in such notice and are publicly available for review), and
(2)     the joint election by the Administrative Agent and the Borrower to declare that an Early Opt-in Election for such Agreed Currency has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.
“EBITDA” means, with respect to any Person or any income generating assets, for any period, an amount equal to (a) the operating income of such Person or generated by such assets calculated in accordance with GAAP adjusted to exclude gains and losses from unusual or extraordinary items, plus (b) depreciation, amortization and other non-cash charges to operating income, in each case for such period, minus (c) any cash payments made during such period in respect of any non-cash charges to operating income accrued during a prior period and added back in determining EBITDA during such prior period pursuant to clause (b) above, plus (d) corporate overhead expenses incurred by Borrower in an aggregate amount not to exceed $100,000,000 for any fiscal year of Borrower.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the U.S. Securities and Exchange Commission in electronic format.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date upon which all the conditions precedent in Section 4.01 have been satisfied or waived, which date is March 30, 2021.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by Administrative Agent and Borrower; provided, however, that no Defaulting Lender shall qualify as an Eligible Assignee.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.
“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” with Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA).
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Floating Rate Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“EURIBOR Rate” means, with respect to any Floating Rate Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Euro” and “€” means lawful money of the European Union.
“Event of Default” means any of the events specified in Section 8.
“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Administrative Agent and Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later; provided, however, that if at any time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Existing Comcast Credit Agreement” means the Credit Agreement, dated as of May 26, 2016, among Comcast Corporation, the lenders and issuing lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, as amended.
“Existing Credit Agreements” means, collectively, (i) the Existing Comcast Credit Agreement and (ii) the Credit Agreement, dated as of May 26, 2016, among NBCUniversal Enterprise, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended.
“Existing Letters of Credit” means the letters of credit that have been issued prior to the Effective Date pursuant to the Existing Comcast Credit Agreement or that certain continuing agreement for standby letters of credit dated as of December 2, 2011 between Borrower and JPMorgan Chase Bank, N.A. (as amended by that certain amendment to letter of credit agreement dated as of March 14, 2013 between Borrower and JPMorgan Chase Bank, N.A.) and that are outstanding on the Effective Date.
“Extended Revolving Termination Date” has the meaning set forth in Section 2.01(e).
“Extending Lender” has the meaning set forth in Section 2.01(e).
“Extension Effectiveness Date” has the meaning set forth in Section 2.01(e).
“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action whereby a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder (collectively, the “Extensions of Credit”).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official intergovernmental agreement with respect to such Sections.
“FCA” has the meaning set forth in Section 1.08.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Loan that is a Floating Rate Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
“Floating Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Floating SONIA Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the CDOR Screen Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Floating SONIA Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SONIA Rate.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate, the SONIA Rate, the EURIBOR Rate, the TIBOR Rate or the CDOR Screen Rate, as applicable.
“GAAP” means generally accepted accounting principles applied on a consistent basis (but subject to changes approved by Borrower’s independent certified public accountants).
“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, including the Federal Communications Commission, (c) any state public utilities commission or other authority and any federal, state, county, or municipal licensing or franchising authority or (d) any court or administrative tribunal.
“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.
“Guarantors” means Comcast Cable Communications, LLC, NBCUniversal Media, LLC and each Restricted Subsidiary that becomes a party to the Guarantee Agreement pursuant to Section 6.10 (in each case to the extent not released as contemplated by this Agreement).
“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of any other Person or (b) legally binding obligation of such Person to purchase or pay (or to advance or supply funds for the purchase or payment of) Indebtedness of any other Person, or to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or to maintain working capital, equity capital or other financial statement condition of such other Person so as to enable such other Person to pay such Indebtedness; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Impacted TIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “TIBOR Rate.”
“Increased Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit E-2.
“Increased Revolving Commitment Closing Date” means any Business Day designated as such in an Increased Revolving Commitment Activation Notice.
“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all capital lease obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers’ acceptances; provided, however, that Indebtedness shall not include (i) trade accounts payable arising in the ordinary course of business and (ii) deferred compensation; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; and provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness or the fair market value of the property securing such Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.13.
“Indemnitees” has the meaning set forth in Section 10.13.
“Interest Expense” means, with respect to any Person or any income generating assets, for any period, an amount equal to, without duplication, (a) all interest on Indebtedness (other than Indebtedness arising from Asset Monetization Transactions) of such Person or properly allocable to such assets, and commitment and facility fees in respect thereof, accrued (whether or not actually paid) during such period, (b) plus the net amount accrued (whether or not actually paid) by such Person or properly allocable to such assets pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) by such Person or properly allocable to such assets during such period), (c) minus the amortization of deferred financing fees recorded during such period and (d) minus the amortization of any discount or plus the amortization of any premium (determined as the difference between the present value and the face amount of the subject Indebtedness) recorded during such period.
“Interest Period” means (a) for each Floating Rate Loan (other than a Floating SONIA Rate Loan), (i) initially, the period commencing on the date such Floating Rate Loan is disbursed or Continued as, or Converted into, such Floating Rate Loan and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (A) the scheduled maturity date of such Loan, or (B) one, three, six, or, if agreed to by each Lender, 12 months or periods less than one month, thereafter and (b) with respect to any Borrowing of Fixed Rate Loans, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)unless Administrative Agent otherwise consents, there may not be more than ten (10) Interest Periods for Floating Rate Loans (other than Floating SONIA Rate Loans) in effect at any time.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender” means each Lender with a Letter of Credit Commitment and, only as to the Existing Letters of Credit, each financial institution listed as an issuer of an Existing Letter of Credit on Schedule 2.03 in its capacity as an issuer of such Letters of Credit hereunder, and any other Lender that may agree with Borrower to issue Letters of Credit hereunder, or any successor issuing lender hereunder. Any Lender that becomes an Issuing Lender after the Effective Date agrees to give Administrative Agent prompt notice thereof.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning set forth in Section 10.25(b).
“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.
“Lender” means each lender from time to time party hereto and, as the context requires, each Issuing Lender, each New Lender and each New Extending Lender, and, subject to the terms and conditions of this Agreement, their respective successors and assigns (but not any purchaser of a participation hereunder unless otherwise a party to this Agreement).
“Lender Party” means any Agent, any Issuing Lender or any Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Administrative Agent and Borrower.
“Letter of Credit” means any letter of credit issued or deemed to be issued hereunder, including the Existing Letters of Credit.
“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.
“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by an Issuing Lender.
“Letter of Credit Cash Collateral Account” means a blocked deposit account at JPMorgan Chase in which Borrower hereby grants a security interest to Administrative Agent, for the benefit of the Lenders and the Issuing Lenders (in each case with respect to each such Person’s interest in the applicable Letter of Credit), as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure and confirm such security interest.
“Letter of Credit Commitment” means, for each Issuing Lender, the amount set forth under the heading “Letter of Credit Commitment” opposite such Lender’s name on Schedule 2.03 as such

Schedule may be modified from time to time, and as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement.
“Letter of Credit Expiration Date” means the date that is five Business Days prior to the Revolving Termination Date.
“Letter of Credit Sublimit” means, at any date of determination, an amount equal to the lesser of (a) the combined Revolving Commitments minus the aggregate amount of all outstanding Loans and (b) $1,000,000,000, as such amount may be reduced from time to time in accordance with the terms of this Agreement.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face or available Dollar Amount of outstanding Letters of Credit plus the aggregate Dollar Amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Revolving Loans.
“Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus up to $1,000,000,000 of unrestricted cash and cash equivalents on the balance sheet of Borrower and its Restricted Subsidiaries on or as of such date to (b) Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis; provided that, at any time after (x) with respect to any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof to which the United Kingdom City Code on Takeovers and Mergers (or any comparable laws, rules or regulations in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of such Material Acquisition (or the equivalent notice under such comparable laws, rules or regulations in such other jurisdiction) is issued or (y) in connection with any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof, the date a definitive agreement for such Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt to the extent the proceeds of such Acquisition Debt are held in escrow or held on the balance sheet of the Borrower or any of its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) shall be excluded from the determination of the Leverage Ratio.
“LIBO Interpolated Rate” means, at any time, with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~ and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~ and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Agreed Currency then the LIBO Rate shall be the LIBO Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~ and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR” has the meaning set forth in Section 1.08.
“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any financing lease or Sale-Leaseback Transaction having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable; provided that Liens shall not include ordinary and customary contractual set off rights.
“Loan” means any advance made by any Lender to Borrower as provided in Section 2 (collectively, the “Loans”).
“Loan Documents” means this Agreement, the Guarantee Agreement, each Note, each Letter of Credit Application, each Request for Extension of Credit, each Compliance Certificate, each fee letter and each other instrument or agreement from time to time delivered by any Loan Party pursuant to this Agreement.
“Loan Parties” means Borrower and each of its Subsidiaries that is a party to a Loan Document.
“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Floating Rate (other than the Floating SONIA Rate), the marginal rate of interest, if any, to be added to or subtracted from the Floating Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Material Acquisition” means any Acquisition (the “Subject Acquisition”) (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Acquisition Cash Flow Value (as defined below) for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the same period. The “Annualized Acquisition Cash Flow Value” is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Acquisition less (b) the Annualized EBITDA of any assets disposed of by Borrower or any Restricted Subsidiary (other than to Borrower or any Restricted Subsidiary) in connection with the Subject Acquisition.
“Material Adverse Effect” means any set of circumstances or events which (a) has or would reasonably be expected to have a material adverse effect upon the validity or enforceability against Borrower or any Guarantor that is a Significant Subsidiary of any Loan Document or (b) has had or would reasonably be expected to have a material adverse effect on the ability of Borrower and Guarantors, taken as a whole, to perform their payment obligations under any Loan Document.
“Material Debt” means Indebtedness for borrowed money incurred or issued by Borrower in an aggregate principal amount equal to or greater than $500,000,000.
“Material Disposition” means any Disposition (the “Subject Disposition”) (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Disposition Cash Flow Value (as defined below), for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the same period. The “Annualized Disposition Cash Flow Value” is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Disposition less (b) the Annualized EBITDA of any assets acquired by Borrower or any Restricted

Subsidiary (other than from Borrower or any Restricted Subsidiary) in connection with the Subject Disposition.
“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof

Borrowing or prepayment of, or Conversion into, Base Rate Loans	$10,000,000	$1,000,000
Borrowing, prepayment or Continuation of, or Conversion into, Floating Rate Loans	$10,000,000 and, in the case of Loans denominated in a currency other than Dollars, as applicable: C$10,000,000 €10,000,000 £10,000,000 ¥1,000,000,000	$1,000,000 and, in the case of Loans denominated in a currency other than Dollars, as applicable: C$1,000,000 €1,000,000 £1,000,000 ¥100,000,000
Borrowing of Competitive Loans	$10,000,000	$1,000,000
Letter of Credit Action	$5,000	None
Reduction in Revolving Commitments	$25,000,000	$5,000,000
Assignments	$5,000,000 and, in the case of Loans denominated in a currency other than Dollars, as applicable: C$5,000,000 €5,000,000 £5,000,000 ¥500,000,000	None

“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Borrower and Administrative Agent and approved by Required Lenders.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.
“New Extending Lender” has the meaning set forth in Section 2.01(e).
“New Lender” has the meaning set forth in Section 2.01(c).
“New Lender Supplement” has the meaning set forth in Section 2.01(c).
“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).
“Notes” means the collective reference to any promissory note evidencing Loans.
“Notice Date” has the meaning set forth in Section 2.01(e).
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.
“Obligations” means all advances to, and debts, liabilities, and payment obligations of, Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower.
“Other Agreed Currency” means (i) Canadian Dollars and (ii) any currency other than Dollars, Euros, Yen, Sterling, or Canadian Dollars in which each Lender has agreed to make Loans.
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Outstanding Revolving Obligations” means, as of any date, and giving effect to making any Extension of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender and (ii) such Lender’s ratable participation in all Letter of Credit Usage.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Adjusted LIBO Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Payment” has the meaning assigned to it in Section 9.06(c).
“Payment Notice” has the meaning assigned to it in Section 9.06(c).
“Participant Register” has the meaning set forth in Section 10.04(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.
“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.27.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is SONIA Rate, 11:00 a.m. (London time) on the day that is four London banking days preceding the date of such setting, (3) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (~~3~~4) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, and (~~4~~5) if such Benchmark is none of the LIBO Rate, SONIA Rate, the EURIBOR Rate or the TIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Reference Statements” means the audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2020 (filed on Form 10-K on February 4, 2021).
“Refund Repayment Requirement” has the meaning set forth in Section 3.01(e).
“Register” has the meaning set forth in Section 2.07(b).
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any Other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~, the LIBO Rate, (ii) with respect to any Floating Rate Borrowing denominated in ~~Euros~~Sterling, the ~~EURIBOR~~SONIA Rate, (iii) with respect to any Floating Rate Borrowing denominated in Euros, the EURIBOR Rate, (iv) with respect to any Floating Rate Borrowing denominated in Yen, the TIBOR Rate, as applicable or (~~iv~~v) with respect to any Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, as applicable.
“Relevant Screen Rate” means (i) with respect to any Floating Rate Borrowing denominated in Dollars ~~or Sterling~~, the LIBO Screen Rate, (ii) with respect to any Floating Rate Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Floating Rate Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable or (iv) with respect to any Borrowing denominated in Canadian Dollars, CDOR Screen Rate, as applicable.
“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans (other than Competitive Loans), a written request substantially in the form of Exhibit B, (b) with respect to a Letter of Credit Action, a Letter of Credit Application, duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice and (c) with respect to a Borrowing of Competitive Loans, a Competitive Bid Request, duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice.
“Required Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of: (a) the combined Revolving Commitments (excluding the Revolving Commitment of any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) then in effect and (b) if the Revolving Commitments have then been terminated and there are Outstanding Revolving Obligations, the Outstanding Revolving Obligations.
“Requisite Notice” means a notice delivered in accordance with Section 10.02.
“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for, or determination of any Screen Rate related to:
Borrowing or prepayment of Base Rate Loans	11:00 a.m.	Same Business Day as such Loans Borrowing or prepayment
Conversion into Base Rate Loans	11:00 a.m.	Same Business Day as such Conversion
Borrowing, prepayment or Continuation of, or Conversion into, Floating Rate Loans (other than Competitive Loans) denominated in Canadian Dollars, and CDOR	10:00 a.m.	3 Business Days prior to such prepayment, Borrowing, Continuation or Conversion
Borrowing, prepayment or Continuation of, or Conversion into, Floating Rate Loans (other than Competitive Loans) denominated in Dollars	11:00 a.m.	3 Business Days prior to such prepayment, Borrowing, Continuation or Conversion
Borrowing, prepayment or Continuation of, or Conversion into, Floating Rate Loans (other than Competitive Loans) denominated in Euros, and EURIBOR	10:00 a.m.	3 Business Days prior to such prepayment, Borrowing, Continuation or Conversion

Borrowing, prepayment ~~or Continuation~~ of, or Conversion into, Floating Rate Loans (other than Competitive Loans) denominated in Sterling	~~10:00~~11:00 a.m.	~~35 Business Days prior to such prepayment, Borrowing, Continuation or Conversion~~
Borrowing, prepayment or Continuation of, or Conversion into, Floating Rate Loans (other than Competitive Loans) denominated in Yen	10:00 a.m.	4 Business Days prior to such prepayment, Borrowing, Continuation or Conversion
Letter of Credit Action	11:00 a.m.	2 Business Days prior to such action (or such lesser time as is acceptable to an Issuing Lender)
Voluntary reduction in or termination of Revolving Commitments	11:00 a.m.	3 Business Days prior to such reduction or termination
Payments by Lenders or Borrower to Administrative Agent (other than Payments by Lenders to Administrative Agent of Base Rate Loans)	1:00 p.m.	On the date payment is due
Payments by Lenders to Administrative Agent of Base Rate Loans	2.00 p.m.	On the date payment is due
Borrowing of Fixed Rate Loans	11:00 a.m.	1 Business Days prior to such Borrowing
Borrowing of Competitive Loans that are Floating Rate Loans	11:00 a.m.	4 Business Days prior to such Borrowing

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority
“Responsible Officer” means, as to any Person, the president, any vice president, the controller, the chief financial officer, the treasurer or any assistant treasurer of such Person. Any document or certificate hereunder that is signed by a Responsible Officer of a particular Loan Party shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Group” means, collectively, Borrower and the Restricted Subsidiaries.
“Restricted Subsidiary” means each Subsidiary of Borrower that is not an Unrestricted Subsidiary.
“Revolving Commitment” means, for each Lender, the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “combined Revolving Commitments”). As of the Effective Date, the amount of the Revolving Commitments of all Lenders is $11,000,000,000.
“Revolving Commitment Period” means the period from and including the Effective Date to the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable.

“Revolving Facility” means the Revolving Commitments and the Extensions of Credit made thereunder.
“Revolving Loans” has the meaning set forth in Section 2.01.
“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the combined Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding.
“Revolving Termination Date” means (a) the fifth anniversary of the Effective Date; provided that with respect to the Revolving Commitments, if any, that are extended pursuant to Section 2.01(e), the Revolving Termination Date shall mean the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable, or (b) such earlier date upon which the combined Revolving Commitments may be terminated in accordance with the terms of this Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Borrower and Administrative Agent and approved by Required Lenders.
“Sale-Leaseback Transaction” means any arrangement whereby Borrower or any Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (b) any Person located, organized or resident in a Sanctioned Country (except any U.S. Person with a location in a Sanctioned Country pursuant to an OFAC license) or (c) any Person owned fifty percent or more or Controlled by any Person or Persons described in clause (a) or (b).
“Second Extended Revolving Termination Date” has the meaning set forth in Section 2.01(e).
“Significant Subsidiary” means (i) for so long as each shall remain a Guarantor hereunder, Comcast Cable Communications, LLC and NBCUniversal Media, LLC and (ii) any other Restricted Subsidiary whose Annualized EBITDA was greater than 5% of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the period of two fiscal quarters ended on the last day of the fiscal quarter most recently ended, or whose assets comprised more than 5% of the total assets of Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended.
“Sky” means Sky Ltd, incorporated in England and Wales with registered number 02247735.

“Sky Acquisition” means the acquisition by Borrower or one of its Subsidiaries of a majority of the share capital of Sky.
“Sky Closing Date” means October 9, 2018.
“Sky Group” means Sky and its Subsidiaries.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
~~“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.~~
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Interest Day” has the meaning assigned to it in the definition of “Daily Simple SONIA”.
“SONIA Rate” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Adjusted LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” and “£” means lawful money of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supported QFC” has the meaning assigned to it in Section 10.27.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Syndication Agent” means Citibank, N.A.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Term ESTR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on ESTR that has been selected or recommended by the Relevant Governmental Body.
“Term ESTR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term ESTR Transition Event.
“Term ESTR Transition Event” means the determination by the Administrative Agent that (a) Term ESTR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term ESTR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term ESTR.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term SOFR.
“Term TONA” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on TONA that has been selected or recommended by the Relevant Governmental Body.
“Term TONA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term TONA Transition Event.
“Term TONA Transition Event” means the determination by the Administrative Agent that (a) Term TONA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term TONA is administratively feasible for the Administrative Agent and (c) a

Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term TONA.
“TIBOR Interpolated Rate” means, at any time, with respect to any Floating Rate Borrowing denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time; provided that, if any TIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“TIBOR Rate” means, with respect to any Floating Rate Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than zero, the TIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Threshold Amount” means $750,000,000.
“TONA” means, with respect to any Business Day, a rate per annum equal to the Tokyo Overnight Average Rate for such Business Day published by the TONA Administrator on the TONA Administrator’s Website.
“TONA Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).
“TONA Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONA Administrator from time to time.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted Daily Simple SONIA Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the CDOR Screen Rate, the ~~Alternate~~ Base Rate, the Canadian Prime Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” from time to time in accordance with Section 6.08. Until so designated, each Subsidiary of Borrower shall be a Restricted Subsidiary.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 10.20(a).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” means lawful money of Japan.
1.02Use of Certain Terms.
(a)All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.
(b)As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.
(c)The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the applicable Loan Document as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.
(d)The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.
1.03Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time in the United States; provided that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, then (a) regardless of whether such any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) Administrative Agent and Borrower shall negotiate in good faith to determine such adjustments and amendments to the applicable terms and definitions as to make them consistent with the intent hereof, and promptly upon Borrower and Administrative Agent reaching such agreement, Administrative Agent shall notify Lenders of such adjustments and amendments, which shall be conclusive and effective as amendments hereunder, unless Required Lenders object to such adjustments within 30 days of receipt of notice.
Each Compliance Certificate shall be prepared in accordance with this Section 1.03, except for the exclusion of Unrestricted Subsidiaries from the calculations therein. Notwithstanding anything to the contrary contained herein, references herein to “Borrower and its Restricted Subsidiaries on a consolidated basis” shall be deemed to refer to Borrower and its Restricted Subsidiaries without taking into account the results or financial position of any Unrestricted Subsidiary and without taking into account any interest of Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary.
Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.
For purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease, as opposed to a capital lease or financing lease, shall be made without giving effect to any change in accounting for leases pursuant to GAAP that became effective after December 31, 2015, including resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”) or any successor or similar proposal, in each case to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or financing lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015. In the foregoing circumstances, such lease shall not be considered a capital lease or financing lease, and all calculations and related deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance herewith (and, for the avoidance of doubt, operating leases (as determined after giving effect to this Section 1.03), shall not be considered “Indebtedness” for any purpose under this Agreement).
1.04Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
1.05Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.06References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.07Pro Forma Calculations. For the purposes of calculating Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for any period (a “Test Period”), (i) if at any time from the period commencing on the first day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation required to be made pursuant hereto in respect of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary that is a Material Disposition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Material Acquisition, ending on the date such Material Disposition or Material Acquisition is consummated after giving effect thereto), Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Annualized EBITDA for such Test Period shall be reduced by an amount equal to the Annualized EBITDA (if positive) for such Test Period attributable to the assets which are the subject of such Material Disposition or increased by an amount equal to the Annualized EBITDA (if negative) for such Test Period attributable to such assets; (ii) if during such Test Period Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material

Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if during such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have entered into any Material Disposition or Material Acquisition that would have required an adjustment pursuant to clause (i) or (ii) above if made by Borrower or a Restricted Subsidiary during such Test Period, Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Test Period. For the purposes of this section, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition and the amount of income or earnings related thereto, the pro forma calculations shall be determined in good faith by a Responsible Officer of Borrower. Comparable adjustments shall be made in connection with any determination of Annualized EBITDA.
1.08Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, a Term ESTR Transition Event, a Term TONA Transition Event or an Early Opt-In Election, Section 3.03(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(e), of any change to the reference rate upon which the interest rate on Floating Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate”, or “TIBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, a Term ESTR Transition Event, a Term TONA Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the EURIBOR Rate, or the TIBOR Rate, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

SECTION 2

THE REVOLVING COMMITMENTS AND EXTENSIONS OF CREDIT
2.01Amount and Terms of Revolving Commitments.
(a)Subject to the terms and conditions set forth in this Agreement, during the Revolving Commitment Period, each Lender severally agrees to make, Convert and Continue revolving credit loans (“Revolving Loans”) in Dollars or any Alternative Currency in such amounts as Borrower may from time to time request; provided, however, that (i) the Dollar Amount of the Outstanding Revolving Obligations of each Lender shall not exceed such Lender’s Revolving Commitment at any time, (ii) the Dollar Amount of the Outstanding Revolving Obligations of all Lenders plus the aggregate principal amount of all outstanding Competitive Loans shall not exceed the combined Revolving Commitments at any time. The Revolving Facility is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Loans as set forth herein without premium or penalty.
(b)At any time after the Effective Date, Borrower and any one or more Lenders (including any New Lender) may agree that such Lender or Lenders shall make or increase the amount of their Revolving Commitments by executing and delivering to Administrative Agent an Increased Revolving Commitment Activation Notice specifying the amount of such increase or new Revolving Commitment and the applicable Increased Revolving Commitment Closing Date. Notwithstanding the foregoing, (i) at no time may the combined Revolving Commitments exceed $14,000,000,000, (ii) Revolving Commitments may not be made or increased after the occurrence of an Event of Default that is continuing, including after giving effect to the incremental Revolving Commitments in question, and (iii) any increase effected pursuant to this Section 2.01(b) shall be in a minimum amount of at least $25,000,000. No Lender shall have any obligation to participate in any increase described in this Section 2.01(b) unless it agrees to do so in its sole discretion.
(c)Any additional bank or financial institution (each, a “New Lender”) that, in the case of an institution that is not an Affiliate of a then-existing Lender, with the consent of Administrative Agent and each Issuing Lender (which consent, in each case, shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with an increase described in Section 2.01(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E-1, whereupon such bank or financial institution shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(d)On each Increased Revolving Commitment Closing Date on which there are Revolving Loans outstanding, each Lender (including any New Lender) that has made or increased its Revolving Commitment shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of other Lenders, so that, after giving effect thereto, the resulting Revolving Loans outstanding are allocated among the Lenders on a pro rata basis based on the respective Revolving Percentages of the Lenders after giving effect to the increase of Revolving Commitments pursuant to Section 2.01(b) on such Increased Revolving Commitment Closing Date.
(e)Borrower shall repay (i) all outstanding Revolving Loans made to it and all amounts funded by the Lenders as cash collateral pursuant to Section 2.03(d) on the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable, and (ii) the then unpaid principal amount of each Competitive Loan made to it on the last day of the Interest Period applicable to such Loan. Borrower may request that the Revolving Commitments and Letter of Credit Commitments be extended for additional one-year periods by providing written notice to Administrative Agent (“Notice Date”) not more than two times prior to the Revolving Termination Date or the Extended Revolving Termination Date, as applicable. If a Lender or a New Lender agrees, in its individual and sole discretion, to extend its Revolving Commitments and/or Letter of Credit Commitments (such Lender or New Lender, an “Extending Lender” or “New Extending Lender”, as the case may be), it will notify Administrative Agent in writing of its decision to do so and the maximum amount of Revolving Commitments and, if applicable, Letter of Credit Commitments it agrees to so extend no later than 30 days after the applicable Notice Date, which notice shall be irrevocable. Administrative Agent will notify Borrower, in writing, of the Lenders’ decisions no later than 35 days after the applicable Notice Date (“Extension Effectiveness Date”). As of the Extension Effectiveness Date, the Extending Lenders’ and the New Extending Lenders’ Revolving Commitments and Letter of Credit Commitments will be extended for an additional year from the Revolving Termination Date (the “Extended Revolving Termination Date”) or the Extended Revolving Termination Date (the “Second Extended Revolving Termination Date”), as applicable; provided that (i) more than 50% of the aggregate Revolving Commitments outstanding on the applicable Extension Effectiveness Date are extended or otherwise committed to by Extending Lenders and any New Extending Lenders (ii) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Effectiveness Date after giving effect to the requested extension and (iii) the remaining tenor of Revolving Commitments of any Extending Lender and any New Extending Lender shall not exceed five years from the applicable Extension Effectiveness Date after giving effect to the requested extension. No Lender shall be required to consent to any such extension request, and any Lender that declines or does not respond in writing to Borrower’s request for commitment renewal (a “Declining Lender”) will have its Revolving Commitments and Letter of Credit Commitment terminated on the then-existing Revolving Termination Date or Extended Revolving Termination Date, as applicable (without regard to any renewals by other Lenders). Borrower will have the right to remove or replace any Declining Lenders in accordance with Section 10.21.
2.02Procedure for Revolving Loan Borrowings.
(a)Borrower may irrevocably request a Borrowing of Revolving Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings denominated in Dollars shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence. All Borrowings denominated in any Alternative Currency shall constitute Floating Rate Loans. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04.
(b)Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender by Requisite Notice of its Revolving Percentage thereof. Each Lender (subject to clause (d) below) shall make the funds for its Revolving Loan available to Administrative Agent in the requested currency at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.02, all funds so received shall be made available to Borrower in like funds received.
(c)The failure of any Lender to make any Revolving Loan on any date shall not relieve any other Lender of any obligation to make a Revolving Loan on such date, but the Revolving Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan. Borrower shall have the right to replace any Lender which fails to make a Revolving Loan when obligated to do so in accordance with Section 10.21.
(d)Each Lender may, at its option, make any Loan available to Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement; provided that, for the avoidance of doubt, Borrower shall not be required to pay a greater amount under the increased costs provisions (including yield protection and taxes) of Section 3 hereof than it would have paid in the absence of the exercise of such option.
2.03Letters of Credit.
(a)Subject to the terms and conditions set forth in this Agreement, during the period from and including the Effective Date to, but not including the Letter of Credit Expiration Date, each Issuing Lender shall take such Letter of Credit Actions denominated in Dollars or any Alternative Currency as Borrower may from time to time request; provided, however, that (i) the Outstanding Revolving Obligations of each Lender shall not exceed such Lender’s Revolving Commitment at any time, (ii) the Outstanding Revolving Obligations of all Lenders plus the aggregate principal amount of all outstanding Competitive Loans shall not exceed the combined Revolving Commitments at any time, (iii) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time and (iv) the Letter of Credit Usage in respect of Letters of Credit issued by each Issuing Lender shall not exceed the Letter of Credit Commitment of such Issuing Lender at any time. All Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder on the Effective Date for the account of Borrower, and the participations therein created pursuant to the Existing Comcast Credit Agreement shall be superseded by participations created by Section 2.03(b) hereof. Subject to subsection (f) below and unless consented to by the applicable Issuing Lender and Administrative Agent, and except for any Existing Letter of Credit which expires more than 12 months after the date of its issuance or last renewal, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; provided, however, that (x) subject to clause (y), no Letter of Credit shall expire after the Business Day which is at least five days prior to the Revolving Termination Date (as it may be extended) and (y) a Letter of Credit may expire up to the date that is one year after the Revolving Termination Date (as it may be extended) with the consent of the Issuing Lender in respect thereof (which consent shall not be unreasonably withheld) so long as Borrower shall, at least 15 days prior to the Revolving Termination Date (as it may be extended) (or for any Letters of Credit issued after such date, the date of issuance) deposit cash in the Dollar Amount equal to the Letter of Credit Usage applicable to it in a Letter of Credit Cash Collateral Account. In the event that any Lender’s Commitment terminates prior to an extended Revolving Termination Date as contemplated by Section 2.01(e), the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date all or a portion of the outstanding Revolving Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so. If any Letter of Credit Usage remains or is expected to remain outstanding on the Revolving Termination Date (as it may be extended), Borrower shall, at least 15 days prior to the Revolving Termination Date (as it may be extended), deposit cash in an amount equal to the Letter of Credit Usage applicable to it in a Letter of Credit Cash Collateral Account.
(b)Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor (or, if such Letter of Credit Action is in respect of a Letter of Credit denominated in an Alternative Currency, a Dollar Amount which is in a Minimum Amount therefor) by delivering a Letter of Credit Application therefor to the applicable Issuing Lender, with a copy to Administrative Agent, not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to the applicable Issuing Lender in its sole discretion. Each such request for a Letter of Credit Action shall, if Sections 4.02(a) and (b) are applicable to such Letter of Credit Action, constitute a representation and warranty by Borrower that the conditions set forth in Sections 4.02(a) and (b) are satisfied. Unless Administrative Agent notifies the applicable Issuing Lender that such Letter of Credit Action is not permitted hereunder, or the applicable Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of such Issuing Lender, the applicable Issuing Lender shall effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit (or, with respect to the Existing Letters of Credit, on the Effective Date), each applicable Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased from each applicable Issuing Lender, a participation therein in an amount equal to such Lender’s Revolving Percentage times the Dollar Amount of such Letter of Credit. Each applicable Issuing Lender represents and warrants to each Lender that it has all necessary power and authority to sell and transfer such participation to each Lender, without breach of any Contractual Obligation to any other Person, and that such participation is free and clear of any adverse claim. Notwithstanding anything herein to the contrary, Morgan Stanley Bank, N.A. as an Issuing Lender, shall only be obligated to issue standby Letters of Credit, and shall only be obligated to do so upon at least 3 Business Days’ prior written notice (or such shorter period of time as Morgan Stanley Bank, N.A. shall approve in its sole discretion).
(c)Borrower shall reimburse each Issuing Lender through Administrative Agent for any payment that such Issuing Lender makes under a Letter of Credit within one Business Day following demand by Administrative Agent or such Issuing Lender in Dollars or in the applicable Alternative

Currency in which such payment was made; provided, however, that if the conditions precedent set forth in Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit), Borrower may request a Borrowing of Base Rate Loans in the Dollar Amount necessary to reimburse such Issuing Lender for such payment pursuant to Section 2.02 (without regard to the Minimum Amount requirements thereof). If Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, Borrower shall pay the amount of any such tax requested by Administrative Agent, the relevant Issuing Lender or Lender. If Borrower fails to make such payment when due, then if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, Borrower’s obligation to reimburse the applicable payment by the applicable Issuing Lender shall be permanently converted into an obligation to reimburse the Dollar Amount of such payment.
(d)Upon any drawing under a Letter of Credit, the applicable Issuing Lender shall notify Administrative Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (c) above or to provide cash collateral as required in subsection (a) above, such Issuing Lender shall notify Administrative Agent of such fact and the Dollar Amount of such unreimbursed payment or required cash collateral, as applicable. Administrative Agent shall promptly notify each Lender of its Revolving Percentage of such Dollar Amount by Requisite Notice. Each Lender shall make funds in an amount equal to its Revolving Percentage of such Dollar Amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent. Administrative Agent shall remit the funds so received to such Issuing Lender in the case of reimbursement of a Letter of Credit drawing or to Administrative Agent for deposit in a Letter of Credit Cash Collateral Account, as applicable. The obligation of each Lender to so reimburse such Issuing Lender and fund such Letter of Credit Cash Collateral Account shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event; provided that such Issuing Lender shall not have a right to be so reimbursed in respect of a Letter of Credit if such Issuing Lender issued such Letter of Credit after being notified by Administrative Agent that such issuance was not permitted hereunder. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse each Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein, or to provide cash collateral.
(e)If the conditions precedent set forth in Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse an Issuing Lender for a drawing under a Letter of Credit or to provide cash collateral as required in subsection (a) above, the funding by Lenders pursuant to subsection (d) above shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor). If the conditions precedent set forth in Section 4.02 (except for the giving of a Request for Extension of Credit) cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse an Issuing Lender for a drawing under a Letter of Credit or to provide cash collateral in respect of a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of such Issuing Lender against Borrower in respect of such payment or obligation to provide cash collateral and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its participation shall be payable by Borrower upon demand of Administrative Agent (or, if earlier, on the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable), and shall bear interest at a rate per annum equal to the Default Rate.
(f)Borrower may request Letters of Credit that have automatic extension or renewal provisions (“evergreen” Letters of Credit), so long as the applicable Issuing Lender consents thereto and has the right not to permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit (including any Existing Letter of Credit) is issued, unless Administrative Agent has notified the applicable Issuing Lender that Required Lenders have elected not to permit such extension or renewal,

Borrower, Administrative Agent and Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the renewal of such evergreen Letter of Credit at any time to a date not later than five Business Days prior to the Revolving Termination Date (as it may be extended) or such later date as may be permitted pursuant to clause (y) of the second proviso of Section 2.03(a). Such Issuing Lender may elect not to permit an evergreen Letter of Credit to be extended or renewed at any time. If such Issuing Lender so elects, it will promptly give Administrative Agent notice of such election. Administrative Agent will promptly notify Lenders of the non-extension or non-renewal of any evergreen Letter of Credit.
(g)The obligation of Borrower to pay to each Issuing Lender the amount of any payment made by such Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:
(i) Any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii) Any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement or any other agreement or instrument relating hereto or thereto;
(iii) The existence of any claim, setoff, defense or other rights which Borrower may have at any time against such Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement or any other agreement or instrument relating thereto, or any unrelated transactions;
(iv) Any demand, statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of such Letter of Credit;
(v) Any payment by such Issuing Lender in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit, or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidation, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;
(vi) Any error in the transmission of any message relating to such Letter of Credit not caused by such Issuing Lender, or any delay or interruption in any such message;
(vii) Any error, neglect or default of any correspondent of such Issuing Lender in connection with such Letter of Credit;
(viii) Any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of such Issuing Lender;
(ix) So long as such Issuing Lender in good faith determines that the document appears to comply with the terms of such Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Lender in connection with such Letter of Credit; and

(x) Any other circumstances whatsoever where such Issuing Lender has acted in good faith.
In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against such Issuing Lender and its correspondents unless such notice is given as aforesaid.
(h)Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Issuing Lender, Administrative Agent-Related Person or any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable, any action taken or omitted in the absence of gross negligence or willful misconduct or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee relative to any Issuing Lender, any Lender or any Administrative Agent-Related Person with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Lender, Administrative Agent-Related Person or any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable or responsible for any of the matters described in subsection (g) above in the absence of such Person’s gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(i)Unless otherwise expressly agreed by the applicable Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable Laws, performance under Letters of Credit by each Issuing Lender, its correspondents, and beneficiaries will be governed by, as applicable, the rules of the International Standby Practices 1998, or such later revision as may be published by the Institute of International Banking Law & Practice, or the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600, as the same may be revised from time to time.
(j)Borrower shall pay to Administrative Agent on each Applicable Payment Date in arrears, for the account of each Lender in accordance with its Revolving Percentage, a Letter of Credit fee in Dollars at a rate equal to the Applicable Amount times the actual daily maximum Dollar Amount available to be drawn under each Letter of Credit requested by Borrower since the later of the Effective Date and the previous Applicable Payment Date. Borrower shall pay directly to each Issuing Lender of an Existing Letter of Credit any fees and expenses payable in respect of such Existing Letter of Credit for any period prior to the Effective Date. If there is any change in the Applicable Amount during any quarter, the actual daily Dollar Amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect.
(k)Borrower shall pay directly to each Issuing Lender, for its sole account, a fronting fee for each Letter of Credit requested by Borrower in such amount and at such times as may be set forth in a separate letter agreement between Borrower and such Issuing Lender. In addition, Borrower shall pay directly to each Issuing Lender, upon demand, for its sole account, its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit requested by Borrower for which such charges are customarily made. Such fees and charges are nonrefundable.

(l)Each Issuing Lender shall deliver to Administrative Agent, not later than the 20th day after each calendar quarter ending after the Effective Date, a written report, in form reasonably satisfactory to Administrative Agent, setting forth the Letters of Credit issued by such Issuing Lender and outstanding as of the last day of such calendar quarter, any Letter of Credit Actions effected during such calendar quarter, and any draws made under such Letters of Credit during such calendar quarter.
(m)Each Issuing Lender may, at its option, issue any Letter of Credit and make any funds available in connection with any Letter of Credit by causing any foreign or domestic branch or Affiliate of such Issuing Lender to take such action; provided that any exercise of such option shall not affect any obligation of Borrower; provided that, for the avoidance of doubt, Borrower shall not be required to pay a greater amount under the increased costs provisions (including yield protection and taxes) of Section 3 hereof than it would have paid in the absence of the exercise of such option.
2.04Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, during the period from and including the Effective Date to, but not including, the Revolving Termination Date (as it may be extended), Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that Outstanding Revolving Obligations of all Lenders plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the combined Revolving Commitments. To request Competitive Bids, Borrower shall notify Administrative Agent of such request by telephone not later than the Requisite Time therefor; provided that Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but no Competitive Bid Request or Requests shall be made within five Business Days after the date of any previous Competitive Bid Request or Requests, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to Administrative Agent of a written Competitive Bid Request in a form approved by Administrative Agent and signed by Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information:
(i) the aggregate amount of the requested Borrowing (which shall be at least the Minimum Amount therefor);
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be a Borrowing of Floating Rate Loans (other than Floating SONIA Rate Loans) or of Fixed Rate Loans (it being understood and agreed that each Borrowing of Competitive Loans shall be comprised entirely of Floating Rate Loans (other than Floating SONIA Rate Loans) or Fixed Rate Loans); and
(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
(b)Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by Administrative Agent and must be received by Administrative Agent by telecopy, in the case of a Competitive Borrowing of Floating Rate Loans, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Borrowing of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by Administrative Agent may be rejected by Administrative Agent, and Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid

Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
(c)Administrative Agent shall promptly notify Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
(d)Subject only to the provisions of this paragraph, Borrower may accept or reject any Competitive Bid. Borrower shall notify Administrative Agent by telephone, confirmed by telecopy in a form approved by Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Borrowing of Floating Rate Loans, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Borrowing of Fixed Rate Loans, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate with respect to the same Competitive Bid Request, (iii) the aggregate amount of the Competitive Bids accepted by Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by Borrower. A notice given by Borrower pursuant to this paragraph shall be irrevocable.
(e)Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
(f)If Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to Administrative Agent pursuant to paragraph (b) of this Section.
2.05Reduction or Termination of Revolving Commitments. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Commitments, in a Minimum Amount therefor to an amount not less than the sum of the Outstanding Revolving Obligations at such time plus the aggregate principal amount of outstanding Competitive Loans at any time, or terminate the Revolving Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Revolving Commitments. Each Lender’s Revolving Commitment shall be reduced pro rata by the amount of such reduction.
2.06Prepayments.
(a)Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans made to it in part in the Minimum Amount therefor or in full without premium or penalty; provided that Borrower may not prepay any Competitive Loan without the prior written consent of the Lender thereof. Administrative Agent will promptly notify each relevant Lender thereof and of such Lender’s percentage of such prepayment. Any prepayment of a Floating Rate Loan shall be accompanied by all accrued interest thereon, together with (other than in the case of Floating SONIA Rate Loans) the costs set forth in Section 3.05.
(b)If for any reason (other than as a result of currency fluctuation, which prepayment requirement shall be governed by Section 2.15) the Dollar Amount of the Outstanding Revolving Obligations of all Lenders plus the aggregate principal amount of outstanding Competitive Loans at any time exceeds the combined Revolving Commitments from time to time in effect, Borrower shall immediately prepay Revolving Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess.
2.07Documentation of Loans.
(a)Upon the request of any Lender made through Administrative Agent, a Lender’s Loans may be evidenced by one or more Notes of Borrower, instead of or in addition to its loan accounts or records. Each such Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Obligations.
(b)Administrative Agent shall maintain, at Administrative Agent’s Office, a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Extensions of Credit of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall maintain the Register, acting, solely for this administrative purpose only, as a non-fiduciary agent for Borrower (it being acknowledged and agreed that Administrative Agent and each Administrative Agent-Related Person, in such capacity, shall constitute Indemnitees under Section 10.13).
(c)Administrative Agent shall record in the Register the Revolving Commitment and Extensions of Credit from time to time of each Lender, and each repayment or prepayment in respect thereof. Any recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or Outstanding Revolving Obligations or outstanding Competitive Loans.
(d)Each Lender shall record on its internal loan accounts or records (and may record on the Note(s) held by such Lender) the amount of each Extension of Credit made by it and each payment in respect thereof; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or Outstanding Revolving Obligations or outstanding Competitive Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern, absent manifest error.
(e)Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders of the corresponding Revolving Commitments and Extensions of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Extensions of Credit shall be effective, in each case, unless and until an Assignment and Assumption effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Outstanding Revolving Obligations or outstanding Competitive Loans shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Outstanding Revolving Obligations or outstanding Competitive Loans.

2.08Continuation and Conversion Option.
(a)Subject to Section 2.08(d), Borrower may irrevocably request a Conversion or Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Conversions and Continuations of Loans denominated in Dollars shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.
(b)Unless Borrower pays all amounts due under Section 3.05, if any, a Floating Rate Loan (other than a Floating SONIA Rate Loan) may be Continued or Converted only on the last day of the Interest Period for such Floating Rate Loan. During the existence of an Event of Default, Administrative Agent may (and upon the request of the Required Lenders shall) prohibit Loans (other than Floating SONIA Rate Loans) from being requested as, Converted into, or Continued as Floating Rate Loans, and Required Lenders may demand that any or all of the then outstanding Floating Rate Loans (other than Floating SONIA Rate Loans) be Converted immediately into Base Rate Loans.
(c)Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Floating Rate Loan upon determination of the same. Administrative Agent shall from time to time notify Borrower and Lenders of any change in JPMorgan Chase’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(d)Notwithstanding anything to the contrary contained herein, Competitive Loans may not be Converted or Continued.
2.09Interest.
(a)Subject to subsection (b) below, and unless otherwise specified herein, Borrower hereby promises to pay interest on the unpaid principal amount of each Loan made to it (before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to:
(i)    in the case of Base Rate Loans, the Base Rate plus the Applicable Amount for such Type of Loan;
(ii)     in the case of Floating Rate Loans (other than Floating SONIA Rate Loans and Competitive Loans) at the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the CDOR Screen Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Amount for such Type of Loan;
(iii)     in the case of Floating SONIA Rate Loans, the Adjusted Daily Simple SONIA Rate plus the Applicable Amount for such Type of Loan;
(~~iii~~iv)     in the case of Competitive Loans that are Floating Rate Loans (other than Floating SONIA Rate Loans), the Floating Rate for the Interest Period in effect for such Borrowing plus (or minus, as the case may be) Margin applicable to such Loan; and
(~~iv~~v)     in the case of Fixed Rate Loans, at the Fixed Rate applicable to such Loan.
(b)If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), Borrower hereby promises to pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

(c)On any Business Day, Borrower may call Administrative Agent and request information as to the then current Adjusted LIBO Rate, the Adjusted Daily Simple SONIA Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, CDOR Screen Rate or Base Rate, and Administrative Agent shall provide such information.
2.10Fees.
(a)Commitment Fee. Borrower shall pay to Administrative Agent, for the account of each Lender pro rata according to its Revolving Percentage, a commitment fee equal to the Applicable Amount times the average daily amount of the excess, if any, of its Revolving Commitment over its Outstanding Revolving Obligations (it being understood, for avoidance of doubt, that for purposes of the calculation of the commitment fee, Competitive Loans shall not be deemed to be a utilization of the Revolving Facility). The commitment fee shall accrue at all times from the Effective Date until the Revolving Termination Date (as it may be extended) and shall be payable quarterly in arrears on each Applicable Payment Date. If there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect. The commitment fee shall accrue at all applicable times, including at any time during which one or more conditions in Section 4 are not met.
(b)Other Fees. Borrower agrees to pay to Administrative Agent and the other parties hereto (and their respective Affiliates) the fees in the amounts and on the dates previously agreed to in writing by Borrower and such parties (or their respective Affiliates).
2.11Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ~~LIBO~~SONIA Rate ~~(with respect to Sterling Loans only)~~, the TIBOR Rate or the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days or, in the case of any amount denominated in Sterling or Canadian Dollars, 365 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
2.12Making Payments.
(a)Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day for purposes of the calculation of interest and fees, but not for purposes of determining whether a Default has occurred. All payments of principal and interest shall be made in immediately available funds in Dollars. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
(b)Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with Section 2.12(a) available in like funds received as follows: (i) if payable to Borrower, by crediting a deposit account designated from time to time by Borrower to Administrative Agent by Requisite Notice, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.
(c)Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d)Unless Borrower or any Lender has notified Administrative Agent, prior to the Requisite Time any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make such payment available to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:
(i) If Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and
(ii) If any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the Federal Funds Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(e)If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.
2.13Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.14Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Fees set forth in Section 2.10(a) shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender;
(b)To the extent permitted by applicable Law, any voluntary prepayment of Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Aggregate Exposure of such Defaulting Lender in respect of its Revolving Commitment were zero;
(c)The Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 10.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and in any event, no such amendment, modification, or waiver shall increase the

Revolving Commitments or reduce the principal amount of any Loans of such Defaulting Lender, extend the maturity date applicable thereto or decrease the rate of interest (including any commitment fees) payable in respect thereof without the consent of such Defaulting Lender;
(d)If any Letter of Credit Usage exists at the time a Lender becomes a Defaulting Lender then:
(i) all or any part of such Letter of Credit Usage shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent the sum of the Outstanding Revolving Obligations of all Lenders that are not Defaulting Lenders plus such Defaulting Lender’s ratable participation in all Letter of Credit Usage does not exceed the total of the Revolving Commitments of all Lenders that are not Defaulting Lenders;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent, either (x) cash collateralize such Defaulting Lender’s participation in all Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in a Letter of Credit Cash Collateral Account for so long as such Letter of Credit is outstanding or (y) backstop such Letter of Credit Usage with a letter of credit reasonably satisfactory to the Issuing Lender;
(iii) if Borrower cash collateralizes or backstops any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to this subsection (d), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(j) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized or backstopped;
(iv) if the Letter of Credit Usage attributable to the Defaulting Lenders is reallocated pursuant to this subsection (d), then the fees payable to the non-Defaulting Lenders pursuant to Section 2.03(j) and Section 2.10(a) shall be adjusted in accordance with the non-Defaulting Lenders’ respective Revolving Percentages to account for such reallocation; and
(v) if any Defaulting Lender’s participation in all Letter of Credit Usage is neither cash collateralized, backstopped nor reallocated pursuant to this subsection (d), then, without prejudice to any rights or remedies of Issuing Lenders or any Lender hereunder, all Letter of Credit fees payable under Section 2.03(j) with respect to such Defaulting Lender’s remaining participation in all Letter of Credit Usage shall be payable to the applicable Issuing Lenders until such participation in all Letter of Credit Usage is backstopped, cash collateralized and/or reallocated
(e)So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral or backstop letters of credit will be provided by Borrower in accordance with subsection (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Lenders in a manner consistent with subsection (d)(i) of this Section (and Defaulting Lenders shall not participate therein).
(f)In the event that each of Administrative Agent, Borrower and Issuing Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such formerly Defaulting Lender’s Revolving Commitment and on such date such formerly Defaulting Lender shall purchase at par such of the Revolving Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such formerly Defaulting Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.15Currency Equivalents.
(a)Administrative Agent shall determine the Dollar Amount of (i) the Letter of Credit Usage in respect of Letters of Credit denominated in an Alternative Currency based on the Exchange Rate (A) on or about the date of the related notice requesting the issuance of such Letter of Credit and (B) at such other times as Administrative Agent may elect in its discretion (but in no case more frequently than monthly), (ii) the Loans denominated in an Alternative Currency based on the Exchange Rate (A) on or about the date of the related notice requesting any Borrowing, Continuation or Conversion and (B) at such other times as Administrative Agent may elect in its discretion (but in no case more frequently than monthly) and (iii) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
(b)If after giving effect to any such determination of a Dollar Amount, the Letter of Credit Usage exceeds 105% of the Letter of Credit Sublimit, Borrower shall, within five Business Days of receipt of notice thereof from Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in a Letter of Credit Cash Collateral Account in an amount equal to such excess. If after giving effect to any such determination of a Dollar Amount, the Dollar Amount of the Outstanding Revolving Obligations of all Lenders plus the aggregate principal amount of outstanding Competitive Loans at any time exceeds the combined Revolving Commitments from time to time in effect by more than 105%, Borrower shall, immediately upon receipt of notice thereof from Administrative Agent setting forth such calculation in reasonable detail, prepay Revolving Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess in accordance with Section 2.06(b).
SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)To the extent permitted by Law, any and all payments by or on account of Borrower to or for the account of any Lender Party under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, levied, collected, withheld or assessed and all interest, additions to tax, or penalties with respect thereto, excluding, (w) in the case of a Lender Party, taxes imposed on or measured by its net income, branch profits taxes, and franchise taxes (imposed in lieu of net income taxes) imposed on it, (I) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender Party is organized or maintains a Lending Office, or (II) by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated thereby, (x) with respect to each Lender Party, taxes imposed by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, (y) in the case of a Lender Party organized under the Laws of a jurisdiction outside the United States (other than an assignee pursuant to a request by Borrower under Section 3.06(b)), any withholding tax that is imposed on amounts payable to such Lender Party at the time such Lender Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender Party’s failure to comply with Section 10.20, except to the extent that such Lender Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section and (z) withholding taxes imposed pursuant to FATCA (all non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document being hereinafter referred to as “Non-Excluded Taxes”). If Borrower or Administrative Agent shall be required by any Laws to deduct any Non-Excluded Taxes from or in respect of any sum payable under any Loan Document to any Lender Party, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or Administrative Agent shall make such deductions or withholdings, (iii) Borrower or Administrative Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) with respect to all withholding taxes, within 30 days after the date of such payment by Borrower, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender Party) the original or a certified copy of a receipt evidencing payment thereof.
(b)In addition, Borrower agrees to pay, or at the option of Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court, documentary, intangible, recording, filing or other similar taxes, charges or levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document except any such taxes that are imposed with respect to an assignment by the Lender (hereinafter referred to as “Other Taxes”).
(c)Borrower agrees to indemnify each Lender Party for the full amount of Non- Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender Party with respect to any Loan or Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to indemnify such Recipient pursuant to this Section 3.01 in respect of interest, penalties and other liabilities attributable to any Non-Excluded Taxes or Other Taxes, if such interest, penalties and other liabilities are attributable to the gross negligence or willful misconduct of such Lender Party. After a Lender Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Lender will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Notwithstanding anything to the contrary contained in this Section 3.01, all obligations of Borrower to any Lender under such Section 3.01 shall be subject to, and conditioned upon such Lender’s compliance with its obligations, if any, under Section 10.20.
(e)If any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund from a relevant taxing or governmental authority in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that in the event such Lender Party is required to repay any or all of such refund to such Governmental Authority (a “Refund Repayment Requirement”), Borrower, upon the request of such Lender Party, agrees to repay to such Lender Party the full amount of such Refund Repayment Requirement (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
3.02Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Floating Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, or to determine or charge interest rates based upon the applicable Floating Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, the obligation of such Lender to make Floating Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Floating Rate Loans of such Lender, either on the last day of the Interest Period thereof, if (a) such Loans are not Floating SONIA Rate Loans and (b) such Lender may lawfully continue to maintain such Floating

Rate Loans to such day, or immediately, if (i) such Loans are Floating SONIA Rate Loans or (ii) such Lender may not lawfully continue to maintain such Floating Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03Alternate Rate of Interest .     Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.03, if ~~prior to the commencement of any Interest Period for a Floating Rate Borrowing~~:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error), (A) prior to the commencement of any Interest Period for a LIBOR Borrowing, a EURIBOR Borrowing, TIBOR Borrowing or a CDOR Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate or the CDOR Screen Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period, or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA with respect to any Borrowing denominated in Sterling; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Floating Rate Competitive Loan, the Lender that is required to make such Loan) (A) prior to the commencement of any Interest Period for a LIBOR Borrowing, a EURIBOR Borrowing or a CDOR Borrowing, that the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate or the CDOR Screen Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, that the Adjusted Daily Simple SONIA with respect to any Borrowing denominated in Sterling will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by hand delivery, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion or Continuation of Loans that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Floating Rate Borrowing that is affected by the foregoing circumstances shall be ineffective, (B) if any Request for Extension of Credit requests a Floating Rate Borrowing that is affected by the foregoing circumstances in Dollars, such Borrowing shall be made as a Base Rate Borrowing, (C) if any Request for Extension of Credit requests a Floating Rate Borrowing that is affected by the foregoing circumstances in Canadian Dollars, such Borrowing shall be made as a Canadian Prime Rate Borrowing, (D) if any Request for Extension of Credit requests a Floating Rate Borrowing in an Alternative Currency (other than Canadian Dollars or Sterling) that is affected by the foregoing circumstances, then such request shall bear interest by reference to an acceptable alternative rate mutually established by Borrower, the Administrative Agent and the applicable Lenders (for so long as no such alternative rate is established, or if no such alternative rate can be established, such request shall be ineffective), ~~and~~ (E) any request by the Borrower for a Floating Rate Competitive Borrowing shall be ineffective, (F) if any Request for Extension of Credit requests a Floating Rate Borrowing that is affected by the foregoing circumstances in Sterling, such request shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Floating Rate Competitive Borrowings may be made to Lenders that are not affected thereby; provided, further, however, that, in each case, Borrower may revoke any Request for Extension of Credit that is pending when any such notice is received. Furthermore, if any Floating Rate Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Floating Rate Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which it shall do promptly after such circumstances no longer exist),

(i) if such Floating Rate Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day, (ii) if such Floating Rate Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day, ~~and~~ (iii) if such Floating Rate Loan is denominated in Sterling, then on the next succeeding Business Day after the Borrower’s receipt of such notice if such notice is delivered in connection with the circumstances contemplated by Section 3.03(a)(i), or on the third succeeding Business Day after the Borrower’s receipt of such notice if such notice is delivered in connection with the circumstances contemplated by Section 3.03(a)(ii), such Loan shall, at the Borrower’s election (it being understood that if the Borrower does not affirmatively make an election by the next succeeding Business Day or third succeeding Business Day, as applicable, the Borrower will be deemed to have elected option (3)), either (1) be prepaid (including interest that accrues after the date of notice), (2) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Amount thereof) or (3) be converted by the Administrative Agent to, and shall constitute, a Loan bearing interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that the Central Bank Rate for Sterling can be determined by the Administrative Agent and (iv) if such Floating Rate Loan is denominated in any Agreed Currency other than Dollars, Sterling or Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day, (B) solely for the purpose of calculating the interest rate applicable to such Floating Rate Loan, such Floating Rate Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Floating Rate Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Floating Rate Loans denominated in Dollars at such time or (C) if an interest rate is mutually established by Borrower, the Administrative Agent and the applicable Lenders, bear interest at such rate.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, (x) with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date, (y) with respect to a Loan denominated in Euros, if a Term ESTR Transition Event and its related Benchmark Replacement Date, or (z) with respect to a Loan denominated in Yen, if a Term TONA Transition Event and its related Benchmark Replacement Date, as applicable, have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice, a Term ESTR Notice or a Term TONA Notice, as applicable. For the avoidance of doubt, the Administrative Agent shall not be required to deliver any (x) Term SOFR Notice after the occurrence of a Term SOFR Transition Event, (y) Term ESTR Notice after the occurrence of a Term ESTR Transition Event or (z) Term TONA Notice after the occurrence of a Term TONA Transition Event, and may do so in its sole discretion.
(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent and/or Borrower or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, Daily Simple SONIA, Term ESTR, Term TONA, LIBO Rate, EURIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Floating Rate Borrowing of, conversion to or continuation of Floating Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Floating Rate Borrowing denominated in Dollars into a request for a Borrowing of or conversion to Base Rate Loans, (y) the Borrower will be deemed to have converted any request for a Floating Rate Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Prime Rate Loans or (z) any request for a Floating Rate Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Floating Rate Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Floating Rate Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.03, (i) if such Floating Rate Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day, ~~or~~ (ii) if such Floating Rate Loan is denominated in Sterling, then on the next succeeding Business Day after the Borrower’s receipt of such notice, such Loan shall, at the Borrower’s election (it being understood that if the Borrower does not affirmatively make an election by the next succeeding Business Day, the Borrower will be deemed to have elected option (3)), either (1) be prepaid (including interest that accrues after the date of such notice), (2) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Amount thereof) or (3) be converted by the Administrative Agent to, and shall constitute, a Loan bearing interest at the Central Bank Rate for Sterling plus the CBR Spread; provided that the Central Bank Rate for Sterling can be determined by the Administrative Agent or (iii) if such Floating Rate Loan is denominated in any Agreed Currency other than Dollars and Sterling, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Floating Rate Loan, such Floating Rate Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Floating Rate Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Floating Rate Loans denominated in Dollars at such time.
3.04Increased Cost and Reduced Return; Capital Adequacy.
(a)If any Lender Party determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof:
(i) Subjects such Lender Party to any tax (excluding taxes described in clauses (w), (y) and (z) of Section 3.01(a), Non-Excluded Taxes and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto with respect to any Floating Rate Loans or Fixed Rate Loans or its obligation to make Floating Rate Loans or Fixed Rate Loans;
(ii) Imposes or modifies any reserve, special deposit, compulsory loan, insurance charge, or similar requirement (other than the reserve requirement utilized in the determination of the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender Party (including its Revolving Commitment); or
(iii) Imposes on such Lender Party or on the offshore interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender Party of making, Converting into, Continuing, or maintaining any Floating Rate Loans or Fixed Rate Loans or issuing or participating in Letters of Credit or to reduce any sum received or receivable by such Lender Party under this Agreement with respect to any Floating Rate Loans or Fixed Rate Loans or Letter of Credit, then from time to time upon demand of such Lender Party (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender Party such additional amounts as will compensate such Lender Party for such increased cost or reduction.
(b)If any Lender Party determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof, including in regard to capital adequacy and liquidity, has the effect of reducing the rate of return on the capital of such Lender Party or compliance by such Lender Party (or its Lending Office) or any corporation controlling such Lender Party as a consequence of such Lender Party’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender Party’s desired return on capital and desired liquidity levels), then from time to time upon demand of such Lender Party (with a copy to Administrative Agent), Borrower shall pay to such Lender Party such additional amounts as will compensate such Lender Party for such reduction.

(c) Notwithstanding the foregoing provisions of this Section, a Lender Party shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the adoption of or change in Law or in the interpretation thereof that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
(d) Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Law, regardless of the date enacted, adopted, issued or implemented.
3.05Breakfunding Costs. Subject to Section 3.06(a), upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(a)Any Continuation, Conversion, payment or prepayment by Borrower of any Floating Rate Loan (other than a Floating SONIA Rate Loan) or Fixed Rate Loan on a day other than the last day of the Interest Period for such Floating Rate Loan or Fixed Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);
(b)Any failure by Borrower (for a reason other than the failure of such Lender to make a Floating Rate Loan or Fixed Rate Loan) to prepay, borrow, Continue or Convert any Floating Rate Loan (other than a Floating SONIA Rate Loan) or Fixed Rate Loan on the date or in the amount notified by Borrower; ~~or~~
(c)Any failure by Borrower to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan; or
(d)In the event of (A) the payment of any principal of any Floating SONIA Rate Loan other than on the Applicable Payment Date (including as a result of an Event of Default), (B) the failure (for a reason other than the failure of such Lender to make a Floating SONIA Rate Loan) to borrow or prepay any Floating SONIA Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 3.03 and is revoked in accordance therewith) or (C) the assignment of any Floating SONIA Rate Loan other than on the Applicable Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 10.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event (it being understood that a certificate of such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05(d) shall be delivered to the Borrower);
excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
3.06Matters Applicable to all Requests for Compensation.
(a)A certificate of Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error; provided that such certificate (i) sets forth with reasonable specificity the calculation of the amount to be paid, (ii) states that Administrative Agent or such Lender, as applicable, is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded Borrower hereunder, (iii) is delivered within 90 days of the later of the date of the event giving rise to such compensation and the date Administrative Agent or such Lender knew or, with the exercise of reasonable care, should have known of the requirements for such compensation, and (iv) confirms (in the case of a claim for compensation under Section 3.01 or Section 3.04) that either a change in Administrative Agent’s Office or Lending Office, as the case may be, of Administrative Agent or such Lender, as the case may be, would not have eliminated the request for compensation or that such change would have been otherwise disadvantageous to Administrative Agent or such Lender, as the case may be. In determining the amount of such compensation, Administrative Agent or any Lender may use any reasonable averaging and attribution methods.
(b)Upon any Lender becoming prohibited from making, maintaining or funding Floating Rate Loans pursuant to Section 3.02, or upon any Lender making a claim for compensation under Section 3.01 or Section 3.04, Borrower may remove or replace such Lender in accordance with Section 10.21.
3.07Survival. All of Borrower’s obligations under this Section 3 shall survive termination of the Revolving Commitments and payment in full of all Obligations.
SECTION 4

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT
4.01Conditions Precedent to Effective Date. The agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, on or before May 28, 2021, of the conditions precedent set forth in this Section 4.01 (all of which have been irrevocably satisfied or waived as of March 30, 2021):
(a)Receipt by Administrative Agent of each of the following, each of which shall be originals, facsimiles or pdf copies unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party, each dated on, or in the case of third party certificates, recently before, the Effective Date and each in form and substance reasonably satisfactory to Administrative Agent:
(i) Executed counterparts of (a) this Agreement, executed and delivered by Borrower, Administrative Agent and each Person listed on Schedule 2.01 and (b) the Guarantee Agreement, executed and delivered by each Guarantor (provided that the requirements of this clause (i) may be satisfied by customary written evidence reasonably satisfactory to Administrative Agent (which may include electronic transmission of a signed signature page) that such party has signed a counterpart to this Agreement or the Guarantee Agreement (as applicable));
(ii) Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date and executed by a secretary, assistant secretary or Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Effective Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution, delivery and performance of the Loan Documents, and, in the case of Borrower, the borrowings and other obligations thereunder, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Effective Date;

(iii) A certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.01(e) and (f) have been satisfied and (B) that there has been no event or circumstance since the date of the Reference Statements which has a Material Adverse Effect;
(iv) An opinion of counsel to Borrower in form and substance reasonably satisfactory to Administrative Agent; and
(v) All information requested by any Lender in writing at least ten Business Days prior to the Effective Date, to the extent necessary to enable such Lender to identify Borrower and Guarantors to the extent required for compliance with the PATRIOT Act or other “know your customer” rules and regulations (which requested information shall have been received at least two Business Days prior to the Effective Date).
(b)Any fees required to be paid on or before the Effective Date shall have been paid.
(c)Administrative Agent shall have received notice that substantially simultaneously with the Effective Date, the Existing Credit Agreements shall have been terminated in accordance with the terms of the Existing Credit Agreements, and all principal, interest and fees owing thereunder shall have been paid.
(d)[Reserved.]
(e)The representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the Effective Date.
(f)No Default or Event of Default shall have occurred and be continuing.
(g)Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Effective Date.
4.02Conditions to all Extensions of Credit. The obligation of each Lender to honor any Request for Extension of Credit (including the initial Extension of Credit, but other than a Conversion or Continuation) is subject to the following conditions precedent:
(a)The representations and warranties of Borrower contained in Section 5 (other than Sections 5.04(b) and 5.05) of this Agreement shall be correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent any such representation and warranty specifically relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date.
(b)No Default or Event of Default exists, or would result from such Extension of Credit or the use thereof.
Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Extension of Credit.
4.03    Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders. Administrative Agent (or its counsel) shall promptly notify the Lenders and Borrower in writing of the occurrence of the Effective Date, which writing shall be irrevocable and conclusive.

SECTION 5

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and Lenders that:
5.01Existence and Qualification; Power; Compliance with Laws. Each of Borrower and each Guarantor (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the state of its organization, and (b) is in compliance with all Laws, except to the extent that noncompliance does not have a Material Adverse Effect.
5.02Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority and the legal right to execute, deliver and perform each Loan Document to which it is a party, and has taken all necessary organizational action to authorize the execution, delivery and performance of each Loan Document to which it is a party. Except for such consents, authorizations, filings or other acts which have been duly made or obtained and are in full force and effect, no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required for the due execution, delivery or performance of this Agreement or any of the other Loan Documents, except as would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Guarantee Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.03No Legal Bar. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) such Loan Party’s organizational documents, (ii) any applicable Laws which has a Material Adverse Effect, or (iii) any Contractual Obligation, license or franchise of any Loan Party or by which any Loan Party or its property is bound or subject, in each case with respect to this clause (iii), which has a Material Adverse Effect or (b) constitute a default under any such Contractual Obligation, license or franchise which has a Material Adverse Effect.
5.04Financial Statements; No Material Adverse Effect.
(a)The Reference Statements fairly present, in all material respects, the financial condition of Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)From December 31, 2020 to the Effective Date, there has been no event or circumstance which has a Material Adverse Effect.
5.05Litigation. Except as disclosed in Borrower’s public filings prior to the Effective Date, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that has a Material Adverse Effect.
5.06Use of Proceeds. Borrower will use the proceeds of the Extensions of Credit for general corporate purposes. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined in a manner which violates, or which would be inconsistent with, the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.
5.07Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Borrower, its

Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and to the knowledge of Borrower its officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
5.08ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect.
SECTION 6

AFFIRMATIVE COVENANTS
So long as any Obligation remains unpaid, or any portion of the Revolving Commitments remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants), cause each Restricted Subsidiary to:
6.01Financial Statements. Deliver to Administrative Agent and Lenders, in form and detail satisfactory to Administrative Agent:
(a)As soon as available but in any event within 105 days after the end of each fiscal year of Borrower, consolidated balance sheets as at the end of such fiscal year and related consolidated statements of income and cash flows for such fiscal year of Borrower and its consolidated Subsidiaries and certified by a Responsible Officer of Borrower, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall not be subject to any “going concern” qualification or qualifications as to the scope of the audit.
(b)As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower ending after the Effective Date, consolidated balance sheets as at the end of such fiscal quarter, and related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, of Borrower and its consolidated Subsidiaries, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to pro forma adjustments and normal year-end audit adjustments.
(c)Financial statements and other documents required to be delivered pursuant to this Section 6.01 or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the extent such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission, when such filing is available to the Lenders on EDGAR or (ii) in any case, on the date on which such documents are posted on Borrower’s behalf on an Internet website to which each Lender and Administrative Agent has access.
6.02Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent:
(a)No later than the date required for the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (which shall include reconciliation of certain financial information with respect to the Restricted Group) signed by a Responsible Officer of Borrower, which Compliance Certificate shall set forth the necessary adjustments to exclude the Indebtedness and EBITDA attributed to Unrestricted Subsidiaries from the calculations set forth therein and shall give pro forma effect to Material Acquisitions and Material Dispositions in accordance with Section 1.07;
(b)Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Borrower may file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;
(c)Promptly after a Responsible Officer of Borrower obtaining actual knowledge of the occurrence thereof, notice of any Default or Event of Default specifying the nature thereof and what action Borrower has taken, is taking or proposes to take with respect thereto;
(d)Promptly after a Responsible Officer of Borrower obtaining actual knowledge of the occurrence thereof, notice of any ERISA Event that has a Material Adverse Effect; and
(e)Promptly after such request, such other data and information as from time to time may be reasonably requested by Administrative Agent or any Lender through Administrative Agent (it being understood that Borrower and its Subsidiaries shall not be required to provide any information or documents that are subject to confidentiality provisions, the nature of which prohibit such disclosure, or would violate any attorney-client privilege).
6.03Payment of Taxes. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge or levy which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, and except for such payments which, if not paid, do not in the aggregate, have a Material Adverse Effect.
6.04Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect, and except that nothing in this Section 6.04 shall prohibit any transaction permitted by Section 7.03.
6.05Compliance With Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.
6.06Inspection Rights. At any time during regular business hours, upon reasonable notice, and as often as reasonably requested, but subject to Section 10.17, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine (and during the existence of an Event of Default, make copies and abstracts from) the records and books of account of Borrower and its Restricted Subsidiaries and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees; provided that, other than during the continuance of an Event of Default, no more than one such examination, visit or inspection shall occur during any calendar year. Notwithstanding the foregoing, it is understood and agreed that Borrower and its Subsidiaries shall not be required to provide or otherwise allow access to any information or documents that are subject to confidentiality provisions, the nature of which prohibit such disclosure, or would violate any attorney-client privilege.
6.07Keeping of Records and Books of Account. Keep, in all material respects, proper books of record and account, in which entries shall be made sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.
6.08Designation of Unrestricted Subsidiaries. So long as no Default or Event of Default exists or arises as a result thereof and subject to the next succeeding sentence, Borrower may from time to time designate a Restricted Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that Borrower shall (a) provide Administrative Agent written notification of such designation prior to or concurrently therewith (which written notification Administrative Agent will promptly forward to Lenders), (b) if such designation is a

Material Acquisition (in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) or a Material Disposition (in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), within 10 Business Days after such notification, deliver to Administrative Agent a certificate, in form reasonably acceptable to Administrative Agent, demonstrating pro-forma compliance (in accordance with Section 1.07) with Section 7.05 immediately prior to and after giving effect to such designation and (c) not designate as an Unrestricted Subsidiary any Guarantor that is a Significant Subsidiary and that guarantees Material Debt unless such Guarantor is simultaneously released from its guarantee of such Material Debt. Notwithstanding anything to the contrary contained herein, (x) each Guarantor shall at all times be a Restricted Subsidiary for all purposes hereunder unless such Guarantor is simultaneously released as a Guarantor upon such designation as contemplated pursuant to Section 6.10, (y) unless designated as an Unrestricted Subsidiary in compliance with clause (z) below, each Cable Subsidiary shall at all times be a Restricted Subsidiary for all purposes hereunder, and (z) Borrower may designate a Cable Subsidiary as an Unrestricted Subsidiary at any time when the Leverage Ratio (calculated after giving pro forma effect to such designation) is less than or equal to 4.50 to 1.00. Borrower hereby designates the Subsidiaries listed on Schedule 6.08 as Unrestricted Subsidiaries.
6.09[Reserved].
6.10Guarantors. Any time after the Effective Date, Borrower may cause any of its Subsidiaries to guarantee the Obligations of Borrower hereunder by delivering to Administrative Agent an Assumption Agreement to the Guarantee Agreement, in form set forth on Annex 1 to the Guarantee Agreement and executed by such proposed Guarantor. If, at any time following the Effective Date, a Guarantor ceases to be a Restricted Subsidiary (including as a result of a redesignation of such Restricted Subsidiary as an Unrestricted Subsidiary) or ceases to be a Subsidiary, in each case as a result of a transaction not otherwise prohibited hereunder, then such Guarantor’s guarantee of the Obligations shall be automatically released and such Guarantor shall be automatically released from its obligations under the Guarantee Agreement.  In addition, if Borrower elects by notice in writing to Administrative Agent to cause such Guarantor to be released from its guarantee of the Obligations, and a Responsible Officer of Borrower certifies in writing that immediately after giving effect to such release, no Default or Event of Default shall have occurred and be continuing, then immediately upon the delivery of such notice and certification to Administrative Agent such Guarantor’s guarantee of the Obligations shall be automatically released and such Guarantor shall be automatically released from its obligations under the Guarantee Agreement.  Notwithstanding the foregoing, no Guarantor that is a Significant Subsidiary and that guarantees any Material Debt may be released from the Guarantee Agreement and its Guarantee Obligation thereunder, including as a result of being designated as an Unrestricted Subsidiary, unless such Guarantor is simultaneously released from its guarantee of such Material Debt. Administrative Agent shall execute such documents as Borrower shall reasonably request to evidence the release contemplated by this Section 6.10.
SECTION 7 NEGATIVE COVENANTS
So long as any Obligations remain unpaid, or any portion of the Revolving Commitments remains outstanding:
7.01Liens. Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, assume or suffer to exist, any Lien securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the date hereof securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) that does not exceed $1,000,000,000 in the aggregate, and any renewals or extensions thereof, provided that such Liens are not extended to cover any other property, assets or revenues;
(c)Liens in favor of Borrower or any Restricted Subsidiary;

(d)Liens on “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System);
(e)Liens on property acquired (by purchase, merger or otherwise) after the date hereof, existing at the time of acquisition thereof (but not created in anticipation thereof), or placed thereon (at the time of such acquisition or within 180 days of such acquisition to secure a portion of the purchase price thereof), and any renewals or extensions thereof, so long as the Indebtedness secured thereby is permitted hereby; provided that such Liens do not and are not extended to cover any other property;
(f)To the extent constituting Liens securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof), Liens under Sale-Leaseback Transactions, and any renewals or extensions thereof, so long as the Indebtedness secured thereby does not exceed $1,500,000,000 in the aggregate;
(g)Liens arising in connection with asset securitization transactions, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,000,000,000 at any one time;
(h)Liens not otherwise permitted hereby which secure Indebtedness incurred pursuant to Asset Monetization Transactions;
(i)(A) Liens on any assets of the Sky Group which Liens (i) were existing as of the Sky Closing Date, (ii) were not incurred to secure indebtedness financing the Sky Acquisition and (iii) do not extend to other assets other than (x) after acquired property that is automatically subject to such Lien and (y) proceeds and products of such property and any replacement, improvement, accessions or additions thereto and (B) any modification, replacement, refinancing, renewal or extension of such Lien (including prior to the date hereof); and
(j)other Liens, so long as the aggregate outstanding principal amount of the Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) secured thereby does not exceed at any time an amount equal to (x) 15% of Consolidated Net Worth minus (y) the amount, if any, of any unsecured Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to Section 7.02(d).
7.02Non-Guarantor Subsidiary Indebtedness. Borrower shall not permit any of its Restricted Subsidiaries that are not Guarantors to create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness existing on the date hereof, in an aggregate amount not in excess of $2,000,000,000, and all extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof;
(b)Indebtedness of any Restricted Subsidiary to Borrower or any other Restricted Subsidiary;
(c)(A) Indebtedness of the Sky Group that (i) was existing as of the Sky Closing Date and (ii) was not incurred to finance the Sky Acquisition and (B) any modification, replacement, refinancing, renewal or extension of such Indebtedness (including prior to the date hereof); and
(d)Indebtedness in an aggregate principal amount for all such Restricted Subsidiaries that are not Guarantors not exceeding at any time (x) 15% of Consolidated Net Worth minus (y) the amount, if any, of Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) of any Loan Party secured pursuant to Section 7.01(j).
7.03Fundamental Changes. Borrower shall not (A) merge or consolidate with or into any Person or (B) liquidate, wind-up or dissolve itself or (C) sell, transfer or dispose of all or substantially all of its assets, provided that nothing in this Section 7.03 shall be construed to prohibit Borrower from reincorporating in another jurisdiction permitted by clause (iii) below, changing its form of organization or merging or consolidating with or into, or selling or transferring all or substantially all of its assets to, another Person so long as:
(i)    either (x) Borrower shall be the surviving entity with substantially the same assets immediately following the reincorporation or reorganization or (y) the surviving entity or transferee (the “Successor Entity”) shall, immediately following the merger or transfer, as the case may be, (A) have substantially all of the assets of Borrower immediately preceding the merger or transfer, as the case may be, (B) have duly assumed all of Borrower’s obligations hereunder and under the other Loan Documents (and become the “Borrower” hereunder or thereunder) in form and substance satisfactory to Administrative Agent (and, if requested by Administrative Agent, the Successor Entity shall have delivered an opinion of counsel as to the assumption of such obligations) and (C) either (I) have then-effective ratings (or implied ratings) published by Moody’s or S&P applicable to such Successor Entity’s senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money, which ratings shall be either Baa3 or higher (if assigned by Moody’s) or BBB- or higher (if assigned by S&P) or (II) be acceptable to Required Lenders;
(ii)    immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and
(iii)    the Borrower or a Successor Entity’s jurisdiction of organization shall be a state within the United States of America or the District of Columbia.
7.04Anti-Corruption Laws and Sanctions. Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall not make available to its Subsidiaries and its or their respective directors, officers, employees and agents, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that, to the knowledge of the Borrower, would result in the violation of any Sanctions applicable to any party hereto in any material respect.
7.05Financial Covenant. Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter of Borrower to be greater than 5.75 to 1.00.
SECTION 8
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default. Any one or more of the following events shall constitute an Event of Default:
(a)Borrower fails to pay any principal on any of its Outstanding Revolving Obligations or Competitive Loans (other than fees) on the date when due; or
(b)Borrower fails to pay any interest on any of its Outstanding Revolving Obligations or Competitive Loans, or any commitment fees, within five days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within five days after the date when due or, if applicable, after demand is made for the payment thereof; or
(c)Any default occurs in the observance or performance of any agreement contained in Section 6.02(c), 7.03 or 7.05; or
(d)Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof to Borrower from Administrative Agent or any Lender; or
(e)Any representation or warranty by any Loan Party in this Agreement or any other Loan Document or any Compliance Certificate proves to have been incorrect in any material respect when made or deemed made; or
(f)(i) Borrower or any Restricted Subsidiary (x) defaults in any payment when due (giving effect to any stated grace periods) of principal of or interest on any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, and as a consequence, Indebtedness having an aggregate principal amount in excess of the Threshold Amount shall have become due (automatically or otherwise) or shall have been required to be redeemed prior to its stated maturity (provided that to the extent that any acceleration referred to in the preceding provisions of this Section 8.01(f) is duly rescinded by the required holders of the applicable Indebtedness, such acceleration shall cease to be an Event of Default hereunder, unless and except to the extent that Administrative Agent has theretofore exercised remedies hereunder pursuant to Section 8.02), or (ii) Borrower or any Guarantor shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts as they mature; provided that (1) clause (y) above shall not apply to any prepayment, redemption, purchase or defeasance of any such Indebtedness incurred for the purpose of financing, in whole or in part, any acquisition if such prepayment, redemption, purchase or defeasance is required to be made (A) as a result of such acquisition failing to be consummated or (B) with the proceeds of any sale or other disposition of assets, any incurrence of any other Indebtedness or any issuance of any equity interests by the Borrower or any Restricted Subsidiary and (2) clause (y) above shall not apply to any prepayment, redemption, purchase or defeasance of any such Indebtedness of any Person acquired by the Borrower or any of its Subsidiaries after the date hereof if such prepayment, redemption, purchase or defeasance is required to be made as a result of the consummation of such acquisition; or
(g)Except as permitted by Section 6.10, the Guarantee Agreement, at any time after its execution and delivery and for any reason other than the agreement of Required Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or Borrower denies in writing that it has any or further liability or obligation under the Guarantee Agreement, or purports to revoke, terminate or rescind the Guarantee Agreement in writing; or
(h)A final non-appealable judgment against Borrower or any of its Significant Subsidiaries is entered for the payment of money (which is not covered by insurance) in excess of the Threshold Amount if such judgment remains unsatisfied without procurement of a stay of execution for 60 calendar days after the date of entry of such judgment; or
(i)Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(j)There occurs any Change of Control.
8.02Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(i):
(i) Administrative Agent may, with the consent of the Required Lenders, and (subject to the terms of Section 9) shall, upon the request of Required Lenders, terminate the Revolving Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and
(ii) Administrative Agent may, with the consent of the Required Lenders, and (subject to the terms of Section 9) shall, upon the request of Required Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.
(b)Upon the occurrence of any Event of Default described in Section 8.01(i):
(i) The Revolving Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which is expressly waived by Borrower;
(ii) The unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and
(iii) An amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to Administrative Agent without notice to or demand upon Borrower, which is expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.
(c)Upon the occurrence of any Event of Default, Administrative Agent may, with the consent of the Required Lenders, and (subject to the terms of Section 9) shall, upon the request of Required Lenders, protect, exercise and enforce against Borrower the rights and remedies of Administrative Agent and Lenders under the Loan Documents and such other rights and remedies as are provided by Law or equity.
(d)The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Administrative Agent or Required Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments received during the existence of an Event of Default shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender (to the extent that each Lender has a right to reimbursement thereof pursuant to the Loan Documents), second, to the payment of accrued and unpaid interest on the Obligations to and including the date of such application, third, to the payment of, or as cash collateral for, the unpaid principal of the Obligations, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders, subject to the last parenthetical of Section 2.01(a) of the Guarantee Agreement.

SECTION 9

THE AGENTS
9.01Appointment. Each Lender hereby irrevocably designates and appoints Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.
9.02Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.03Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.04Reliance by Administrative Agent. (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans.
(b) For purposes of determining compliance with the conditions specified in Section 4.01, absent Requisite Notice by such Lender to Administrative Agent to the contrary, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to each Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
9.05Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
9.06Acknowledgements of Lenders and Issuing Lenders.      Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business and is making the Loans hereunder as commercial loans in the ordinary course of its business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner, any Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Affiliates and directors, officers, employees, agents and advisors of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner, any Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Affiliates and directors, officers, employees, agents and advisors of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 9.06(c) shall be conclusive, absent manifest error.
(ii) Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii) In the event that an erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (i), from any Lender or Issuing Bank that has received such erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Revolving Commitments or Letter of Credit Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Revolving Commitments or Letter of Credit Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Revolving Commitments and Letter of Credit Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Commitments or Letter of Credit Commitments of any Lender or Issuing Bank and such Revolving Commitments and Letter of Credit Commitments shall remain available in accordance with the terms of this Agreement.

(iv) The Borrower and each other Loan Party hereby agrees that an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that clause (iii) (above) and this clause (iv) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, clause (iii) (above) and this clause (iv) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Payment.
(v) Each party’s obligations under this Section 9.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
9.07Indemnification. Lenders agree to indemnify each Agent and Issuing Lender in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.08Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party and its affiliates as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.09Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Lenders and Borrower. If Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among Lenders a successor agent for Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a), Section 8.01(b) or Section 8.01(i) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as the

Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
9.10Co-Documentation Agents and Syndication Agent. None of Co-Documentation Agents nor Syndication Agent nor any Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty hereunder in its capacity as such. Without limiting the foregoing, none of Co-Documentation Agents or Syndication Agent in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Co-Documentation Agents or Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.11Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Co-Documentation Agent, the Syndication Agent, any of the Persons identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Co-Documentation Agent, the Syndication

Agent, each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Co-Documentation Agents, the Syndication Agent, the Persons identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, each Co-Documentation Agent, the Syndication Agent, and each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 10

MISCELLANEOUS
10.01Amendments; Consents. Subject to Section 3.03(b), (c), (d), (e), (f) and (g), no amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Loan Party therefrom shall be effective unless in writing signed by each Loan Party party thereto and Required Lenders and acknowledged by Administrative Agent (or signed by Administrative Agent with the prior written consent of Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing sentence, without the approval in writing of Borrower, Administrative Agent and each Lender directly and adversely affected thereby, no amendment, modification, supplement, termination, waiver, approval, or consent may be effective to:
(a)Reduce the amount of principal of any Outstanding Revolving Obligations or Competitive Loans owed to such Lender;
(b)Reduce the rate of interest payable on any Outstanding Revolving Obligations or Competitive Loans owed to such Lender or the amount or rate of any fee or other amount payable to such Lender under the Loan Documents, except that Required Lenders may waive or defer the imposition of the Default Rate;
(c)Waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest, any commitment fee, or any other amount payable to such Lender under the Loan Documents;
(d)Postpone any date scheduled for the payment of principal of, or interest on, any Loan or any Letter of Credit reimbursement obligation or for the payment of any commitment fee or for the payment of any other amount, in each case payable to such Lender under the Loan Documents, or extend the term of, or increase the amount of, such Lender’s Revolving Commitment (it being understood that a waiver of any Event of Default not referred to in subsection (c) above shall require only the consent of Required Lenders) or modify such Lender’s share of the Revolving Commitments (except as contemplated hereby);
(e)Amend or waive the definition of “Required Lenders” or the provisions of this Section 10.01 or Section 10.06 (in a manner that would alter the “pro rata sharing” provisions thereof); or
(f)Amend or waive any provision of this Agreement that expressly requires the consent or approval of such Lender;
provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Lender in addition to Required Lenders or each affected Lender, as the case may be, affect the rights or duties of such Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Required Lenders or each affected Lender, as the case may be, affect the rights or duties of Administrative Agent, (iii) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto, (iv) any amendment, waiver, or consent to a Letter of Credit Application which is not inconsistent with Section 2.03 shall require only the written approval of Borrower, Administrative Agent and the applicable Issuing Lender, (v) except as otherwise contemplated hereunder (including by Section 6.10), without the written consent of all Lenders, no amendment, waiver or consent shall release all or substantially all of Guarantors from their obligations under the Guarantee Agreement and (vi) without the written consent of all Lenders, no amendment, waiver or consent shall add an Alternative Currency or change the currency of any Loan or other amount outstanding hereunder. Notwithstanding anything to the contrary contained in this Section 10.01 or any other provision of this Agreement or any provision of any other Loan Document (1) the Borrower and the Administrative Agent may, without the input or consent of any other Person, effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Sections 3.03(b), (c), (d), (e), (f) and (g) and/or Section 7.03, and (2) without limiting the preceding clause (1), any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, or to make changes solely of a technical or administrative nature, so long as, in each case of this clause (2), the Lenders and the Issuing Banks shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
In the event that any Lender does not consent to any proposed amendment, supplement, modification (including the addition of an Alternative Currency), consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders directly and adversely affected thereby, so long as the consent of Required Lenders has been obtained, Borrower shall be permitted to remove or replace such Lender in accordance with Section 10.21.
Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.
For the avoidance of doubt, the Letter of Credit Commitment of any Issuing Lender may be amended with the consent of Borrower and such Issuing Lender without the need to obtain the consent of the other Lenders.
10.02Requisite Notice; Electronic Communications.
(a)Requisite Notice. Notices given in connection with any Loan Document shall be delivered to the intended recipient at the number and/or address (including email address) set forth in the case of Borrower, Administrative Agent and Issuing Lenders on Schedule 10.02, and in the case of Lenders, on the Administrative Questionnaire (or as otherwise specified from time to time by such recipient in writing to Administrative Agent) and shall be given by (i) irrevocable written notice or (ii) except as otherwise provided, irrevocable telephonic (not voicemail) notice. Such notices may be delivered and shall be effective as follows:

Mode of Delivery
Mail	Effective on earlier of actual receipt and fourth Business Day after deposit in U.S. Mail, first class postage pre-paid
Courier or hand delivery	When received
Telephone (not voicemail)	When conversation completed (must be confirmed in writing)
Facsimile	When sent (except that, if not given during normal business hours for the recipient, shall be deemed to be giving at opening of business on next Business Day for recipient)
Electronic Mail	When delivered (usage subject to subsection (b) below)

(b)Usage of Electronic Communications. Notices and other communications to Administrative Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 if such Lender has notified Administrative Agent and Borrower that it is incapable of receiving notices under such Section by Electronic Communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent-Related Persons and Lenders from any loss, cost, expense or liability as a result of relying on any notices purportedly given by or on behalf of Borrower absent the gross negligence or willful misconduct of the Person seeking indemnification.

(e)Electronic Systems.
(i) Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make Communications available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii) Any Electronic System used by Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall Administrative Agent or any of its Affiliates and its and their respective directors, officers, employees, agents and advisors (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender, the Issuing Lender or any other Person or entity for damages of any kind arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Communications through an Electronic System, except to the extent such damages arise from bad faith, gross negligence or willful misconduct on the part of any Agent Party as determined by a final non-appealable judgment of a court of competent jurisdiction, provided that in no event shall any Agent Party be liable for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise).
10.03Attorney Costs and Expenses. Borrower agrees (a) to pay or reimburse Administrative Agent, each Issuing Lender and Syndication Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and to pay or reimburse Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one counsel to Administrative Agent, each Issuing Lender and Syndication Agent and (b) to pay or reimburse Administrative Agent, each Issuing Lender and each Lender for all reasonable and documented costs and expenses incurred in connection with any restructuring, reorganization (including a bankruptcy reorganization) or enforcement or attempted enforcement of, or preservation of any rights under, any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs of one counsel to Administrative Agent, each Issuing Lender and each Lender (and, if representation of Administrative Agent, each Issuing Lender and each Lender in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, of another firm of counsel for such affected Person(s) (taken as a whole) and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Person(s)). The agreements in this Section shall survive repayment of all Obligations.
10.04Binding Effect; Assignment.
(a)This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns, except that, Borrower may not, except as permitted by Section 7.03, assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge a Note or any other instrument evidencing its rights as a Lender under this Agreement (including to a Federal Reserve Bank or other central bank having jurisdiction over such Lender or, if such Lender is a fund, to any trustee or to any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities) but no such pledge shall release such Lender from its obligations hereunder or grant to any such pledgee the rights of a Lender hereunder absent foreclosure of such pledge, and any transfer to any Person upon the enforcement of such pledge shall be subject to this Section 10.04.
(b)From time to time following the date of this Agreement, each Lender may assign all or any portion of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees, other than (i) Borrower and its Subsidiaries and (ii) natural persons; provided that such assignment shall be subject to Borrower’s consent (which shall not be unreasonably withheld) at all times other than during the existence of an Event of Default arising under Section 8.01(a), Section 8.01(b) or Section 8.01(i) and the consent of Administrative Agent and Issuing Lenders (which consents shall not be unreasonably withheld); provided that the consent of Borrower shall not be required with respect to an assignment to another Lender unless such assignment, would result in the Revolving Commitment of such assignee and its Affiliates exceeding 15% of the aggregate Revolving Commitments, as applicable, then outstanding. No such assignment shall become effective unless and until a copy of a duly signed and completed Assignment and Assumption shall be delivered to Administrative Agent. Except in the case of an assignment (A) to another Lender or (B) of the entire remaining Revolving Commitment of the assigning Lender, such assignment shall be in an aggregate principal amount not less than the Minimum Amount therefor without the consent of Borrower and Administrative Agent. The effective date of any assignment shall be as specified in the Assignment and Assumption, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Assumption. Upon obtaining any consent required as set forth this paragraph, any forms required by Section 10.20 and payment of the requisite fee described below, the assignee named therein shall be a Lender for all purposes of this Agreement to the extent of the Assigned Interest (as defined in such Assignment and Assumption), and, except for rights and obligations which by their terms survive termination of any Revolving Commitments, the assigning Lender shall be released from any further obligations under this Agreement to the extent of such Assigned Interest. Upon request, Borrower shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender to evidence Loans made by them. Administrative Agent’s consent to any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. Administrative Agent shall record the information contained in the Assignment and Assumption in the Register.
(c)After receipt of a completed Assignment and Assumption, and receipt of an assignment fee of $3,500 from such assignee and/or such assigning Lender (including in the case of assignments to Affiliates of assigning Lenders), Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register on the effective date determined pursuant thereto.
(d)Each Lender may from time to time, without the consent of any other Person, grant participations to one or more other Persons that are Eligible Assignees (including another Lender but excluding (x) Borrower and its Subsidiaries and (y) natural persons) in all or any portion of its Loans, Revolving Commitments, Extensions of Credit or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating bank or other financial institution shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of the increased cost provisions (including yield protection and taxes) of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and for purposes of Section 10.06, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent (as between the assigning Lender and such participant) to any matter which (A) extends the Revolving Termination Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant or any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any scheduled payment of principal owing to such participant. Any Lender that sells a participation to any Person that is a “foreign corporation, partnership or trust” within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.20 as if such Person were a Lender and provide that Administrative Agent and Borrower shall be third party beneficiaries of such covenant. Each Lender that sells or grants a participation shall (a) withhold or deduct from each payment to the holder of such participation the amount of any tax required under applicable law to be withheld or deducted from such payment and not withheld or deducted therefrom by Borrower or Administrative Agent, (b) pay the tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (c) indemnify Borrower and Administrative Agent for any losses, cost and expenses that they may incur as a result of any failure to so withhold or deduct and pay such tax.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Extensions of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitments, Extensions of Credit or other obligation is in registered form under Section 5f.103-1 (c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
10.05Set-off. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien or otherwise, against any assets of Borrower which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations then due and payable, irrespective of whether such Proceeding Party shall have made any demand therefor. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.06Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender receives in payment of the Obligations held by such other Lender, then, subject to applicable Laws, (a) such Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, (i) if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest and (ii) this Section 10.06 shall not apply to any payments made in accordance with the express provisions of this Agreement or the other Loan Documents. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.
10.07No Waiver; Cumulative Remedies.
(a)No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(b)The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or such Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.
(c)Except with respect to Section 9.09, the terms and conditions of Section 9 are for the sole benefit of the Agents and Lenders.
10.08Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Outstanding Revolving Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations.
10.09Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be;

provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
10.10Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
10.11Nature of Lenders’ Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Subsidiary or Affiliate of Borrower. Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Revolving Commitments attributable to any other Lender.
10.12Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.
10.13Indemnity by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person, each other Agent, each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner, each Issuing Lender and each Lender and their respective Affiliates and their and their Affiliates’ respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any of its officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to the Loan Documents, the Revolving Commitments, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of Borrower, Administrative Agent and Lenders under this Agreement; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs (limited to one law firm for Lenders unless Lenders have differing interests or defenses that preclude the engagement of one law firm to represent Lenders)), that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, including settlement costs incurred with the prior written consent of Borrower (which consent shall not be unreasonably withheld), whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability to the extent (i) it is found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the bad faith, willful misconduct or gross negligence of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under this Agreement; or (ii) not resulting from an act or omission of Borrower or any of its Affiliates in respect of a claim, litigation, investigation or proceeding by one Lender against another Lender (in each case, for the avoidance of doubt, excluding each of the Agents and each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner in each case in its capacity as such). In no event shall any Indemnitee be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnitee. This Section 10.13 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. The agreements in this Section shall survive repayment of all Obligations.
10.14Nonliability of Lenders. Borrower acknowledges and agrees that:
(a)Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);
(b)By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;
(c)The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon;
(d)Neither Administrative Agent nor any Lender nor any Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner, Syndication Agent or Co-Documentation Agent shall be deemed to be in an advisory, fiduciary or agency relationship with Borrower and its Affiliates or have a fiduciary or other implied duty to Borrower and its Affiliates with respect to this Agreement and the transactions contemplated hereby;
(e)Administrative Agent and Lenders, and their Affiliates, may have economic interests that conflict with those of Borrower and its Affiliates; and
(f)Neither Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.
10.15No Third Parties Benefitted. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative

Agent and Lenders, Administrative Agent’s and Lenders’ successors and permitted assigns. Except as provided in Section 10.04, no other Person shall have any rights of any nature hereunder or by reason hereof.
10.16Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective and severable to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Administrative Agent, Lenders and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.
10.17Confidentiality. Administrative Agent and each Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries and Affiliates that is furnished to Administrative Agent or such Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents or the Existing Credit Agreements (collectively, “Confidential Information”) solely for the purpose of administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence and will not disclose, directly or indirectly, such information to any Person, except (a) to their affiliates or any of their or their affiliates’ directors, officers, employees, auditors, credit insurance companies, counsel, advisors, or representatives (collectively, the “Representatives”) who need to know such information for the purposes set forth in this Section and who have been advised of and acknowledge their obligation to keep such information confidential and limit the use of such information in accordance with this Section, (b) to any Eligible Assignee to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential and limit the use of such Confidential Information as specified herein, (c) to any governmental agency or regulatory body (including self-regulatory bodies) having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority (in which case such Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, use reasonable efforts to promptly notify Borrower, in advance, to the extent lawfully permitted to do so), (d) to the extent necessary or appropriate to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives, (e) pursuant to any subpoena or any similar legal process (in which case such Lender shall use reasonable efforts to promptly notify Borrower, in advance, to the extent permitted by Law), (f) to other Lenders and (g) with the consent of Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (w) pertains to this Agreement (but not any other information concerning Borrower) routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, (x) is in Administrative Agent’s or a Lender’s possession prior to its being provided by or on behalf of Borrower or any of its Subsidiaries or Affiliates, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower or any of its Subsidiaries or Affiliates, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.
10.18Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
10.19Time of the Essence. Time is of the essence of the Loan Documents.

10.20Status of Lenders. (i) Each Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement, and from time to time thereafter if requested in writing by Borrower or Administrative Agent (but only so long as such Lender remains lawfully able to do so), executed originals of IRS Form W-9, or any successor form prescribed by the IRS, certifying that such Lender is exempt from U.S. federal backup withholding tax; (ii) Each Lender organized under the Laws of a jurisdiction outside the United States, on or prior to the date of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by Borrower or Administrative Agent, shall provide Borrower and Administrative Agent with (x) IRS Form W-8BEN or W-8BEN-E, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest, IRS Form W-8ECI, or any successor form prescribed by the IRS, certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, or IRS Form W-8EXP, or any successor form prescribed by the IRS, (y) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor form prescribed by the IRS, and a certificate substantially in the form of Exhibit F-1 representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) (a “U.S. Tax Compliance Certificate”) or (z) to the extent such Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, or any successor form prescribed by the IRS, accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner. Thereafter and from time to time, each such Person shall (i) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, (ii) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation of Administrative Agent.
(b)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Subsection 10.20(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to Borrower and Administrative Agent or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so.
10.21Removal and Replacement of Lenders.
(a)In the event that any Lender (i) requests compensation under Section 3.01 or 3.04, (ii) becomes a Defaulting Lender or (iii) (x) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders (including, for the avoidance of doubt, any extension permitted by Section 2.01(e) with the consent of each Lender) affected thereby or (y) does not agree to make Loans in any proposed Alternative Currency (in the case of this clause (iii), so long as the consent of the Required Lenders to such amendment, supplement, modification, consent, waiver or proposed Alternative Currency has been obtained), Borrower may, upon notice to such Lender and Administrative Agent, remove or replace such Lender by (A) non-ratably terminating such Lender’s Revolving Commitment and/or (B) causing such Lender to assign its rights and obligations under this Agreement pursuant to Section 10.04(b) to one or more other Lenders or eligible assignees procured by Borrower and otherwise reasonably acceptable to Administrative Agent and Issuing Lenders; provided that such assigning Lender shall have received payment of an amount equal to 100% of the outstanding principal, interest and fees owed to such Lender from the assignee Lender or Borrower or such lesser amount as may be agreed with such Lender. Borrower shall, in the case of a termination of such Lender’s Revolving Commitment and prepayment of its Loans pursuant to clause (A) preceding, (x) pay in full all principal, interest, fees and other amounts owing to such Lender (other than with respect to any outstanding Competitive Loan held by it) through the date of termination and prepayment (including any amounts payable pursuant to Section 3), except as may otherwise be agreed with such Lender, (y) provide appropriate assurances and indemnities (which may include letters of credit) to such Lender and the Issuing Lender as each may reasonably require with respect to any continuing risk participation interest in any Letters of Credit then outstanding and (z) release such Lender from its obligations under the Loan Documents from and after the date of termination. Borrower shall, in the case of an assignment pursuant to clause (B) preceding, cause to be paid the assignment fee payable to Administrative Agent pursuant to Section 10.04(c). Any such Lender whose Revolving Commitment is being assigned shall, upon payment of (i) all amounts owed to it pursuant to the proviso in clause (B) preceding and (ii) the assignment fee as described in the preceding sentence, be deemed to have executed and delivered an Assignment and Assumption covering such Lender’s Revolving Commitment. Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect adjustments to the Lenders and their Revolving Commitments.
(b)If fees cease to accrue on the unfunded portion of the Revolving Commitments of a Defaulting Lender pursuant to Section 2.14(a), such fees shall not be paid to the non-Defaulting Lenders (or replacement Lenders in respect of any fees accruing prior to such replacement Lender becoming a Lender hereunder).
(c)This Section shall supersede any provisions in Section 10.01 to the contrary.
10.22Governing Law; Submission to Jurisdiction; Waivers.
(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)Each party to this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof;
(ii) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction the applicable party is or may be subject, by suit upon judgment;
(iii) consents that any such action or proceeding may only be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address provided for in Section 10.02;
(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(vi) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.22 any special, exemplary, punitive or consequential damages; provided the waiver set forth in this clause (vi) shall not affect any obligation of Borrower under Section 10.13.
10.23Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.24USA PATRIOT Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes the name and address of Borrower and Guarantors and other information that will allow such Lender to identify Borrower and Guarantors in accordance with the Act.
10.25Judgment Currency.
(a)If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
(b)The obligation of Borrower in respect of any sum due from it to any Lender or Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement

(the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to Borrower such excess.
10.26Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.27Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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